AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2000
                                               Registration No. 333-[     ]

                       Securities and Exchange Commission
                            Washington, D.C.  20549
                                _______________
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________
                              NUI Holding Company
             (Exact Name of Registrant as Specified in Its Charter)

           New Jersey                 6719                Applied For
         (State or Other        (Primary Standard       (I.R.S. Employer
         Jurisdiction of           Industrial        Identification Number)
        Incorporation or       Classification Code
          Organization)              Number)

                          550 Route 202-206, Box 760,
                       Bedminster, New Jersey 07921-0760
                                 (908) 781-0500
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                              ____________________

                            JAMES R. VAN HORN, ESQ.
                         General Counsel and Secretary
                                NUI Corporation
                          550 Route 202-206, Box 760,
                       Bedminster, New Jersey 07921-0760
                                 (908) 781-0500

         (Names, Addresses, Including Zip Codes, and Telephone Numbers,
                  Including Area Codes, of Agents for Service)
                              ____________________

                                With copies to:

                            Reynold Nebel, Jr., Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              One Riverfront Plaza
                         Newark, New Jersey 07102-5490
                                 (973) 643-8000

     Approximate date of commencement of proposed sale of the securities to the public: At the effective date of the share exchange, which shall occur as soon as practicable after this Registration Statement is declared effective and the satisfaction of all conditions precedent to the share exchange.
          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. _

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _


          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _

                        CALCULATION OF REGISTRATION FEE
       Title of Each    Amount to    Proposed      Proposed      Amount of
         Class of           be        Maximum      Maximum      Registration
     Securities to be   Registered   Offering     Aggregate         Fee
        Registered                     Price       Offering
                                                    Price
       Common Stock     12,918,121  $27 3/8 (2)   $353,633,562     $93,359
      $0.00 par value   shares(1)                    (2)           (2)(3)

     (1) Based on the maximum number of shares that may be issued in connection with the share exchange described in this registration statement.
     (2) The registration fee was calculated in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended, based on the average of the high and low sale prices for shares of NUI Corporation common stock on the New York Stock Exchange consolidated transaction reporting system on February 7, 2000.
     (3) A filing fee of $68,358.00 was paid by NUI Corporation to the Securities and Exchange Commission on November 23, 1999, in anticipation of filing preliminary proxy material of NUI Corporation.

               The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

     The information in this proxy statement and prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement and prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                          [Letterhead of NUI Corporation]

     Dear NUI Shareholder:

          We are pleased to invite you to attend NUI Corporation's Annual Meeting of Shareholders which will take place at 10:00 a.m. on March 27, 2000 at the Hilton Cocoa Beach Oceanfront Hotel, 1550 North Atlantic Avenue, Cocoa Beach, Florida. Your board of directors has approved the reorganization of NUI under a holding company structure. This is the structure that was in effect from the organization of NUI in 1969 until 1994. We expect this new structure to provide us with the organizational and financial flexibility needed to compete in a deregulated market. This proxy statement/prospectus contains both a proxy statement for the annual meeting of shareholders of NUI Corporation and a prospectus relating to the issuance of up to 12,918,121 shares of NUI Holding Company common stock.


          If you approve the reorganization, it will be implemented through a share exchange, which is described in an exchange agreement that NUI Corporation, and a new company, NUI Holding Company, plan to execute. A copy of the exchange agreement is attached as Exhibit A to this proxy statement. Under the reorganization, NUI Holding Co., which is currently a subsidiary of NUI Corporation, would become the parent company of NUI Corporation. NUI Holding Co. would then change its name to NUI Corporation. Although NUI Holding Company's common stock is not currently listed on any stock exchange, we expect that its common stock will be listed on the New York Stock Exchange under the symbol "NUI" following completion of the proposed reorganization.

          When the exchange agreement is effective, each outstanding share of NUI common stock together with each right to purchase preferred stock that is attached to the NUI common stock, will automatically be converted into one share of NUI Holding Co. common stock. Your NUI Corporation common stock certificates will automatically become certificates representing common stock in the new holding company. Your proportionate interest will not change as a result of the holding company transaction. If the holding company transaction takes place, you need not surrender your existing stock certificates for stock certificates of NUI Holding Co.

          We are asking you to vote on the proposed exchange agreement and related transactions at our annual meeting. We cannot complete the holding company transaction unless a majority of the shareholders present (either in person or by proxy) and voting at the meeting approve the proposal, and your vote is essential to achieving a successful result. We have unanimously approved the holding company proposal, and urge you to VOTE YES for the proposed plan of exchange.

          At the meeting, we will also consider the election of two directors and the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending September 30, 2000. The affirmative vote of a plurality of the votes cast at the meeting is required to approve the election of directors, and the affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of accountants.

          /S/ John Kean              /S/ John Kean, Jr.
          John Kean                  John Kean, Jr.
          Chairman                   President and Chief Executive Officer

          NUI and NUI Holding Co. have their principal executive offices at 550 Route 202-206, Box 760, Bedminster, New Jersey 07921-0760, telephone number (908) 781-0500.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement and prospectus. Any representation to the contrary is a criminal offense.

          Please see page 6 for a description of the risks of this transaction.

          This proxy statement/prospectus is dated February 11, 2000 and is first being mailed to shareholders on or about February 11, 2000.


                              [inside front cover]



                       WHERE YOU CAN GET MORE INFORMATION

          Current NUI files annual, quarterly and special reports, proxy statements and other information with the SEC. Once the holding company structure is implemented, new NUI will also make these filings. You may read and copy any information current NUI has filed or new NUI will file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Current NUI's and new NUI's SEC filings are also available to the public from commercial document retrieval services at the Internet web site maintained by the SEC at "http://www.sec.gov." In addition, certain securities of current NUI are listed on the New York Stock Exchange. You may read and copy any of these reports, proxy statements and other information about current NUI at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

          New NUI has filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933, to register the common stock that new NUI will issue in order to complete the share exchange. As SEC regulations allow, this proxy statement and prospectus does not contain all of the information in the registration statement. For further information, please refer to the registration statement.

          After the share exchange is completed, we will list new NUI common stock on the NYSE. We will also delist current NUI common stock and withdraw current NUI common stock from registration under
     Section 12 of the Exchange Act.

          The SEC allows us to "incorporate by reference" information into this proxy statement and prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement and prospectus, except for any information superseded by information in this proxy statement and prospectus. We have incorporated by reference the following documents:

          1.Annual Report on Form 10-K, as amended, for the year ended
            September 30, 1999.
          2.Current Report on Form 8-K filed December 6, 1999.
          3.Schedule 14A filed on February 2, 2000, containing additional solicitation material.

          We are also incorporating by reference any additional documents that current NUI files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and Prospectus and up until the implementation of the exchange agreement.

          We will supply you free of charge with any documents incorporated by reference in this Proxy Statement and Prospectus. To request copies, please write or telephone James R. Van Horn, Chief Administrative Officer, General Counsel and Secretary, NUI Corporation, 550 Route 202-206, Box 760, Bedminster, New Jersey 07921-0760, telephone number (908) 781-0500. In order to ensure timely delivery of the documents, please make your request no later than 5 days before making your investment decision, and at the latest by March 17, 2000.

          You should rely only on the information contained or incorporated by reference in this proxy statement and prospectus. We have not authorized any one to provide you with different information. This document is dated February 11, 2000. Do not assume that the information contained or incorporated by reference in this document is accurate as of any date other than that date. Neither the mailing of this document nor the issuance of new NUI common stock implies the contrary.


                        [Letterhead of NUI Corporation]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  To be held on March 27, 2000, at 10:00 a.m.


                                                          February 11, 2000


     TO THE SHAREHOLDERS OF NUI CORPORATION:

     The annual meeting of Shareholders of NUI Corporation will be held at 10:00 a.m. on Monday, March 27, 2000 at the Hilton Cocoa Beach Oceanfront Hotel, 1550 North Atlantic Avenue, Cocoa Beach, Florida , for the following purposes:

     1.To consider and approve an agreement and plan of exchange pursuant to which

       A. NUI Corporation will reorganize its corporate structure and NUI Holding Company, a New Jersey corporation formed by NUI
          Corporation, will become the parent company of NUI Corporation;
          and

       B. All of NUI Corporation's outstanding common stock will be exchanged automatically share-for-share for NUI Holding Company common stock, and NUI Holding Company will become sole holder of NUI Corporation's common stock; and

       C. NUI Holding Company will be renamed NUI Corporation.

     Under New Jersey law, shareholders do not have dissenters' appraisal rights in connection with the agreement and plan of exchange described in the accompanying proxy statement and prospectus.

     2.To elect two directors for three-year terms expiring in 2003.

     3.To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 2000.

     4.To transact any other business properly brought before the meeting or any adjournment of the meeting.

     Only shareholders of record at the close of business on January 12, 2000 shall be entitled to notice of, and to vote at, annual meeting.


                              By Order of the Board of Directors


                              JAMES R. VAN HORN
                              Chief Administrative Officer,
                              General Counsel and Secretary


     Your vote is important. Please complete, sign and date the enclosed proxy card and return it promptly in the postage prepaid envelope provided, whether or not you plan to attend the meeting. You may vote in person at the meeting even if you previously sent in a proxy.






     TABLE OF CONTENTS
                                                                       Page
     . WHERE YOU CAN GET MORE INFORMATION .................................
     . QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY FORMATION .........2
     . SUMMARY OF PROXY STATEMENT AND PROSPECTUS .........................3
     . RISK FACTORS ......................................................6
     . FORWARD-LOOKING STATEMENTS ........................................7
     . GENERAL INFORMATION ...............................................7
     . VOTING RIGHTS .....................................................7
     . PROXIES ...........................................................7
     . PROPOSAL NO. 1:  APPROVAL OF EXCHANGE AGREEMENT ...................8
           The Holding Company Proposal...................................8
           Reasons for the Restructuring..................................8
           The Parties to the Exchange Agreement..........................9
           The Holding Company's Business After the Restructuring........11
           Exchange Agreement............................................12
           Amendment or Termination of the Exchange Agreement............12
           Conditions Precedent to the Exchange..........................13
           Exchange Date.................................................13
           No Dissenters' Rights.........................................13
           Transfer of Unregulated Subsidiaries to new NUI...............14
           Treatment of Current NUI Indebtedness.........................14
           Dividend Policy...............................................14
           Directors and Management of current NUI and new NUI...........15
           Description of new NUI Capital Stock..........................15
           Comparison of Shareholder Rights..............................16
           Stock Exchange Listing........................................20
           Transfer Agent and Registrar..................................20
           Dividend Reinvestment and Common Stock Purchase Plan..........20
           Common Stock Plans............................................20
           Regulation....................................................20
           Market Price of Current NUI Common Stock......................21
           Exchange of Stock Certificates Not Required...................22
           Accounting Treatment..........................................22
           Material United States Federal Income Tax Considerations......22
           Pro Forma Financial Information...............................23
           Legal Opinion.................................................23
           Experts.......................................................23
     . PROPOSAL NO. 2:  ELECTION OF DIRECTORS ...................... ....24
     . MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS ................26
     . COMPENSATION OF DIRECTORS ........................................27
     . COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ......29
     . TRANSACTIONS WITH MANAGEMENT .....................................29
     . PROPOSAL NO. 3:  RATIFICATION OF AUDITORS ........................29
     . OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS AND
       MANAGEMENT .......................................................30
     . EXECUTIVE OFFICERS ...............................................31
     . COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION ..........32
     . PERFORMANCE GRAPH ................................................35
     . ANNUAL COMPENSATION, LONG-TERM COMPENSATION AND ALL OTHER
       COMPENSATION .....................................................37
     . SUMMARY COMPENSATION TABLE .......................................37
     . ANNUAL REPORT ....................................................41
     . OTHER MATTERS ....................................................42
     Solicitation of Proxies.............................................42
     Shareholder Proposals...............................................42
     Other Business......................................................42

     EXHIBIT A  Form of Agreement and Plan of Exchange
     EXHIBIT B Form of Amended and Restated Certificate of Incorporation of NUI Holding Company
     EXHIBIT C  Form of Amended and Restated Bylaws of NUI Holding Company

           QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY FORMATION

   Q: What is being proposed?

   A: We are proposing that you approve an exchange agreement and other transactions that will enable us to restructure the corporate organization of NUI and its subsidiaries. In the restructuring, NUI will become a subsidiary of a holding company, NUI Holding Co., and you will automatically become a holder of the NUI Holding Co. shares. NUI Holding Co. would then change its name to NUI Corporation, and NUI will change its name to NUI Utilities, Inc. In this proxy statement and prospectus, we will refer to the existing NUI Corporation as "current NUI" and to the holding company as "new NUI."

   Q: What do I need to do now?

   A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the March 27, 2000 annual meeting.

   Q: Can I change my vote after I have mailed my signed proxy card?

   A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways.
      First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

   Q: If my shares are held in my broker's name, will my broker vote my shares for me?

   A: Yes. Your broker will request instructions from you as to how you want your shares to be voted. The broker will then vote the shares according to your instructions. If you do not give a specific instruction to your broker regarding how you want to vote, your broker cannot vote on whether to approve the agreement and plan of exchange, but may vote on the other proposals. Because shares that your broker does not vote will not be counted as votes cast on any of the three proposals, these "broker non-votes" will have no effect on the outcome of the proposals.


   Q: Should I send in my stock certificates?

   A: No. You will NOT need to exchange your current NUI stock certificates for new NUI stock certificates. Your current NUI stock certificates will automatically represent certificates for the same number of shares of new NUI common stock. When current NUI stock certificates are presented for transfer to a third party we will issue to such third party new NUI stock certificates in place of current NUI stock certificates. After the share exchange, your rights will be governed by new NUI's restated certificate of incorporation and by-laws (the forms of which are included as Exhibits B and C to this proxy statement and prospectus) rather than those of current NUI.

   Q: How will the holding company formation affect my dividends?

   A: Instead of receiving your common stock dividends from current NUI you will receive them from new NUI after the restructuring. We expect that new NUI dividends immediately after the restructuring will be no less than the level of current NUI dividends you are receiving at the time of restructuring. Subsequently, new NUI dividends will depend on the financial performance of new NUI's subsidiaries, and on other factors, as the new NUI's board of directors in its discretion decides. We expect that new NUI dividends will be paid on approximately the same dates in each year as current NUI dividends are paid now.

   Q: When do you expect the exchange and holding company formation to be complete?

   A: If the exchange is approved by shareholders, it will become effective as soon as practicable after receipt of all required regulatory approvals, which we currently anticipate will occur during the second quarter of calendar year 2000.

   Q: What vote is required by shareholders to approve the agreement and plan of exchange?

   A: The vote of a majority of holders of current NUI common stock present (either in person or by proxy) is required to approve the agreement and plan of exchange.

   Q: What if I have any additional questions?

   A: If you have any questions, please call Linda Lennox, Director of Corporate Communications and Investor Relations, NUI Corporation, at
      (908) 719-4222.


                   SUMMARY OF PROXY STATEMENT AND PROSPECTUS

            This summary highlights selected information about matters to be voted on at the annual meeting, including the holding company proposal and restructuring. It may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we have referred you. See "Where You Can Get More Information" on the inside front cover page.

     Address and Nature of Business of current NUI and new NUI

            The principal executive offices of current NUI and new NUI are located at 550 Route 202-206, Box 760, Bedminster, New Jersey 07921-0760, telephone number (908) 781-0500.

            New NUI is a New Jersey corporation incorporated as a wholly owned subsidiary by current NUI for purposes of implementing the holding company structure. The principal executive offices of new NUI are located at 550 Route 202-206, Box 760, Bedminster, New Jersey 07921-0760.

            Current NUI is a multi-state energy sales, services and distribution company incorporated in New Jersey in 1969. Current NUI distributes natural gas in six eastern states through operating utilities regulated by state public utility commissions. Current NUI also provides retail gas sales, wholesale energy brokerage, customer information systems, environmental project development, and telecommunications products and services through its unregulated, wholly owned subsidiaries. Current NUI also provides sales and marketing services through a company in which it acquired a 49% interest in May, 1997. To date, new NUI has not had any business operations.

     PROPOSAL NO. 1:  APPROVAL OF AGREEMENT AND PLAN OF EXCHANGE

     The current NUI board of directors has unanimously approved the formation of a holding company, and recommends that you vote "FOR" approval of the exchange agreement to form a holding company and related transactions.

     Proposed Share Exchange

            We have approved the formation of a holding company structure, which is commonly used throughout the utility industry. We intend to form the holding company structure through the share exchange and we need your approval to do that. The share exchange will be part of a restructuring of current NUI's corporate organization. Your current NUI common stock and preferred stock purchase rights will be converted into new shares of new NUI common stock on a share-for-share basis. Except as otherwise noted, when we refer to current NUI common stock in this document, we are also referring to the rights to purchase current NUI preferred stock that trade with the current NUI common stock.


            These charts show current NUI's existing structure and the proposed structure for new NUI:


                               Current Structure


                           Current common shareholders
                                        :
                                        :
                                NUI (Current NUI)
                       (including all regulated utilities)
                                        :
                                        :
                                NUI Capital Corp.
                                        :
                                        :
                                   Unregulated
                                  Subsidiaries


                               Proposed Structure

                           Current common shareholders
                                        :
                                        :
                                        :
                            NUI Holding Co. (New NUI)
           (to be renamed NUI Corporation following the restructuring)
                                        :
                 ________________________________________________
                        :                                  :
                 NUI Utilities, Inc.                     NUI
                 (including all regulated                Capital
                 utilities)                              Corp.
                                                            :
                                                         Unregulated
                                                         Subsidiaries

          As part of the restructuring, current NUI intends to transfer its ownership interests in NUI Capital Corp. so that all of its unregulated subsidiaries will become direct or indirect subsidiaries of new NUI.

     Reasons for the Restructuring

          Recent federal and state regulatory changes are intended to promote competition among natural gas and electricity suppliers. We believe a holding company structure will help us to take full advantage of these changes by helping us focus on and develop diversification activities in areas related to our current core business of energy sales and marketing and energy distribution. The holding company structure will give us more flexibility to pursue unregulated business and financing opportunities, but will also help us protect our regulated utility business from the risks and costs associated with unregulated activities. See "Reasons for the Restructuring" on page 8.

     Stock Exchange Listing

          New NUI's common stock will be listed on the New York Stock Exchange just as current NUI's common stock is listed, with the same trading symbol "NUI".


     Regulatory Approvals

          In order to restructure, current NUI must obtain authorizations from the New Jersey Board of Public Utilities ("NJBPU"), the New York Public Service Commission, the Maryland Public Service Commission, the North Carolina Utilities Commission, and the Pennsylvania Public Utility Commission. As of the date of this proxy statement/prospectus, current NUI has filed applications for approval of the restructuring with all of these commissions except the New York Public Service Commission. Current NUI must also file a notice with the Florida Public Service Commission after the restructuring has occurred. We will refer to these commissions as the State Public Utility Commissions later in this document. See "Regulation" on pages 20-21.

     Tax Consequences

          Current NUI common stockholders who exchange their current NUI common stock for new NUI common stock will not recognize gain or loss for U.S. federal income tax purposes. For capital gains purposes, your tax basis in and holding period of new NUI common stock will be the same as for your current NUI common stock. See "Material United States Federal Income Tax Considerations" on pages 21-22.

     Stock Plans

          Participation in current NUI's common stock plans will be unaffected, except that all shares of current NUI common stock held under current NUI's 1988 Stock Plan, 1996 Stock Option and Stock Award Plan, 1996 Employee Stock Purchase Plan, and the 1996 Director Stock Purchase Plan would be automatically exchanged for shares of new NUI common stock. These common stock plans will continue with new NUI common stock after the share exchange. See "Common Stock Plans" on page 20.

     Shareholder Vote

          Only current NUI shareholders of record at the close of business on the record date, January 12, 2000 will be entitled to receive notice of the annual meeting to approve the exchange agreement and related transactions. The affirmative vote of a majority of holders of current NUI common stock present (either in person or by proxy) and voting at the meeting will be required to approve the exchange agreement and related transactions. See "Voting Rights" on page 7.

     Directors and Management

          The board of directors and current NUI's current principal executive officers will serve as the directors and executive officers of new NUI. Current NUI's directors and executive officers and their affiliates own less than six percent (6%) of current NUI's voting securities. After the restructuring, they will continue to own less than six percent (6%) of new NUI's voting securities. See "Directors and Management of new NUI and current NUI" on page 14.

     Rights of Dissenting Shareholders

          Under New Jersey law, current NUI shareholders do not have any dissenters' appraisal rights if they vote against the exchange
     agreement.   See "No Dissenters' Rights" on page 13.



     PROPOSAL NO. 2:  ELECTION OF DIRECTORS

          Two people have been nominated for election as directors of current NUI. If elected, they will serve on the board of directors for a three year term ending at the annual meeting in 2003. If the agreement and plan of exchange is approved and implemented, these directors will become, and be ratified as, directors of new NUI for the same period. See "Directors" in the summary above.

     PROPOSAL NO. 3:  RATIFICATION OF AUDITORS

          Current NUI's board of directors has selected Arthur Andersen LLP as independent public accountants for current NUI and its subsidiaries for the fiscal year ending September 30, 2000. If the agreement and plan of exchange are approved, Arthur Andersen LLP will also become, and be approved as, new NUI's independent auditors for the same period.

                                  RISK FACTORS

     Dividends On New NUI Common Stock Will Depend On the Ability of Its Subsidiaries to Pay Dividends

          The source of new NUI's ability to pay dividends will be dividends it receives from current NUI and its other subsidiaries. The ability of all the NUI subsidiaries to pay dividends to new NUI could be restricted as a result of their capital structure, decisions of their boards, availability of funds, and any applicable legal restrictions.

     Because New NUI's Unregulated Businesses Will Be Separate From its Utility Operations, the Risks Involved in These Unregulated Businesses Will Be Borne by New NUI and Losses Will Not Be Recovered Through Utility Rates

          The unregulated subsidiaries that we intend to transfer to new NUI during the restructuring may encounter competition and other challenges that they have not experienced before. There can be no assurance that the unregulated subsidiaries' businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on new NUI or on amounts available to investors in new NUI or these subsidiaries. We will not be able to recover any losses incurred by these businesses in the utility rates of current NUI.

          New NUI may obtain funds to finance its operations and to invest in the unregulated subsidiaries from a number of sources, including dividends new NUI receives from earnings of regulated utilities and the unregulated subsidiaries. However, there can be no assurance that the unregulated businesses will have any earnings, or pay any dividends to new NUI. New NUI may also obtain funds to finance its operations and to invest in the unregulated subsidiaries from borrowings and issuance of additional debt or equity securities.

     New NUI's Exemption Under The Public Utility Holding Company Act Could Negatively Impact New NUI's Ability to Acquire Additional Utility Assets or Securities and Could be Challenged by the Securities and Exchange Commission.


          We believe that after the restructuring new NUI will qualify for an exemption from the Public Utility Holding Company Act of 1935, except from provisions that regulate the acquisition of securities of public utility companies. New NUI will claim an intrastate exemption based on the fact that it and its utility subsidiaries conduct their utility operations predominantly in the State of New Jersey.
     Therefore, new NUI's ability to acquire additional utility assets or securities outside New Jersey could be limited if it wants to maintain this exemption from regulation as a holding company under the Holding Company Act. In addition, while new NUI's claim of exemption will be effective upon filing of the required exemption statement, the
     Securities and Exchange Commission may subsequently revoke new NUI's exemption if it believes that new NUI does not qualify for the exemption, or if it finds that new NUI's exemption is "detrimental to public interest or the interest of investors or consumers." You should be aware that the Securities and Exchange Commission has not affirmatively approved an intrastate exemption for a holding company with a similar level of utility activity outside its state of incorporation. New NUI is not,however, seeking any affirmative approval from the Securities and Exchange Commission with respect to its exemption. Moreover, the Securities and Exchange Commission has not attempted to revoke similar intrastate exemption claims by other holding companies with a similar amount of utility operations in states other than their state of incorporation. There can be no assurances, however, that the Securities and Exchange Commission will not exercise its revocation
     authority in the future.   For more details, see "Regulation" below.

     New NUI Will be Able to Acquire New Non-Utility Subsidiaries With Greater Ease But Less Regulatory Oversight

          If new NUI acquires additional non-utility subsidiaries, it will not need to obtain approval from state public utility commissions. Although this will result in new NUI being able to react to market opportunities faster than current NUI can today, these acquisitions will no longer be subject to direct regulatory oversight.

                           FORWARD-LOOKING STATEMENTS

          This proxy statement and prospectus contains some forward-looking statements. These statements are based on our management's current expectations and information currently available and we believe the statements are reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; unforeseen competition; weather conditions; fluctuations in the price of natural gas and other forms of energy; the outcome of certain assumptions made in regard to Year 2000 issues; and other uncertainties, all of which are difficult to predict and many of which are beyond our control. For these reasons, you should not rely on these forward-looking statements in making investment decisions. Whenever we use the words "expect," "believe," "anticipate," "intend," or similar expressions, we intend to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.


                               GENERAL INFORMATION

          We are sending you this proxy statement and prospectus as part of our solicitation of proxies for the annual meeting of NUI shareholders to be held on March 27, 2000, at 10:00 a.m. at the Hilton Cocoa Beach Oceanfront Hotel, 1550 North Atlantic Avenue, Cocoa Beach, Florida.
     We are mailing this proxy statement and prospectus to you on or about February 11, 2000.


                                  VOTING RIGHTS

          Only holders of record of shares of current NUI common stock, no par value, at the close of business on the record date, January 12, 2000, are entitled to notice of and to vote at the meeting. Those shareholders are entitled to one vote per share at the annual meeting. The total number of shares entitled to vote at the meeting will be 12,818,121 shares of current NUI common stock.

          A majority of the outstanding shares of current NUI common stock, either in person or by proxy, must be present in order to form a quorum at the annual meeting. To approve the exchange agreement and related transactions, current NUI's bylaws and the New Jersey Business Corporation Act require the affirmative vote of a majority of holders of current NUI common stock present and voting at the meeting.
     Current NUI's bylaws and the New Jersey Business Corporation Act require the affirmative vote of a plurality of the votes cast at the meeting to approve the election of directors, and the affirmative vote of a majority of votes cast at the meeting to ratify the appointment of Arthur Andersen LLP as independent accountants.


                                     PROXIES

          We are enclosing a form of proxy for use at the annual meeting. You may revoke your proxy any time before its use by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of NUI at the above address, or by attending the annual meeting and voting in person. We will vote all shares represented by valid proxies at the annual meeting as indicated on the proxies. If you return a proxy to us without voting instructions, we will vote the proxy FOR the exchange agreement and related transactions, FOR the election of each of the nominees to the board of directors and FOR the ratification of Arthur Andersen LLP as independent public accountants for the fiscal year ending
     September 30, 2000.

          The NYSE and other securities exchanges regulate voting of shares held by brokers or other nominees. In some cases, called "discretionary matters," brokers or other nominees may vote, and deliver proxies with respect to, those shares in their own discretion. In other cases, called "nondiscretionary matters," brokers or other nominees may deliver proxies with respect to particular shares, but are not permitted to vote those shares without specific instructions from the beneficial owner of the shares. These unvoted shares are called "broker non-votes." The proposal to approve the exchange agreement and related transactions, Proposal No. 1, is considered "non-discretionary," and brokers or other nominees who have received no instructions from their beneficial owners do not have the authority to vote on the proposal. An abstention or broker non-vote will not be counted as a vote cast for purposes of determining the outcome of Proposal No. 1, and so will have no effect on the outcome of the vote to form a holding company. Proposals Nos. 2 and 3 are considered "discretionary" matters on which the brokers or nominees may vote in their discretion. Any abstention will not be counted as a vote cast for purposes of determining the outcome of Proposal Nos. 2 and 3, and so will have no effect on the outcome of these proposals.

                PROPOSAL NO. 1:  APPROVAL OF EXCHANGE AGREEMENT

     The Holding Company Proposal

          The current NUI board and management believe that the holding company restructuring described in this document and to be authorized by the exchange agreement will be in your and current NUI's best interests. As a result of the restructuring, current NUI will become a separate subsidiary of the new parent holding company, new NUI. You will become holders of new NUI common stock. As part of the restructuring, current NUI contemplates transferring its ownership interests in its unregulated subsidiaries so that they will become direct or indirect subsidiaries of new NUI and not of current NUI. Current NUI will change its name to NUI Utilities, Inc. and will become a subsidiary of new NUI.

          The board of directors has unanimously approved the exchange agreement and related transactions, and urges you to vote "FOR" Proposal No. 1.

     Reasons for the Restructuring

          General

          The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated and unregulated activities. It is increasingly prevalent in the utility industry.
     The holding company structure is intended to provide increased organizational, managerial and financial flexibility in order to better position current NUI to operate in the changing gas utility industry. In its consideration of the holding company restructuring, the board of directors of current NUI took into account potential negative effects of the restructuring, including the fact that as a result of the restructuring, new NUI will depend on dividends from its subsidiaries to supply its cash flow, and that the subsidiaries' ability to pay dividends could be restricted due to availability of funds, capital structure, decisions of the subsidiaries' directors and any applicable legal restrictions. In addition, new NUI could be restricted in acquisitions of utility subsidiaries if it wishes to maintain its exemption under the Public Utility Holding Company Act of 1935.

          Regulatory Environment

          In recent years, federal and state initiatives have promoted the development of competition in the sale of natural gas and electricity. In general, these initiatives have sought to unbundle the integrated services that utilities have traditionally provided and to enable customers to purchase these services directly from suppliers other than their local utilities. To date, several states have enacted "retail access" initiatives to allow consumers to purchase energy services directly from a choice of suppliers.

          One consequence of service unbundling and customer choice is the creation of a new environment that mixes competition and regulation. This mixture of competition and regulation creates new opportunities for energy service providers. Energy companies now have increased opportunities to grow unregulated business ventures which are related to, but separate from, traditional utility businesses. For NUI, there are a variety of business opportunities closely related to its current core business: energy distribution and energy sales and marketing. By focusing some of its diversification activities in areas related to the purchase, transportation and delivery of energy services, new NUI intends to take full advantage of the extensive experience it has gained with the changes in the natural gas industry. Although we do not have any specific plans or arrangements for acquisitions at present, we believe that the holding company structure provides the necessary flexibility to respond in a timely manner to these new opportunities, while assuring appropriate protection for regulated business stakeholders, including both customers and shareholders.

          Flexibility for Utility and Competitive Businesses

          Current NUI management believes that it is more desirable to conduct unregulated activities through a holding company structure than through current NUI's existing utility structure. The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated and unregulated activities. Many utility companies have been organized as holding companies for many years, and other utilities have recently changed their organization to a holding company structure. Indeed, current NUI has had prior experience with the holding company structure. From the late 1960s to the early 1990s, current NUI operated with a holding company structure until, due to its business activities, that structure was precluded by governmental policies. Because of changes in state and federal policies, current NUI may once again efficiently operate under a holding company structure.

          There are a number of positive aspects to the holding company structure. The holding company structure will enable new NUI to engage in unregulated businesses with greater flexibility and without the delays inherent in the regulatory process, thereby enabling new NUI to pursue unregulated business opportunities in a timely manner. The new corporate structure also will permit the use of financing techniques that are more directly suited to the particular requirements, characteristics and risks of unregulated operations without affecting the capital structure or creditworthiness of the regulated entities, and will increase financial flexibility by allowing the design and implementation of capitalization ratios appropriate for the capital and business requirements of each subsidiary.

          The holding company structure clearly separates the operations of regulated and unregulated businesses. As a result, it provides a better structure for regulators to assure that there is no cross-subsidization of costs or transfer of business risk from unregulated to regulated lines of business. A holding company structure also is preferred by the investment community because such structure makes it easier to analyze and value individual lines of business. Moreover, the use of a holding company structure may protect the regulated utilities from the risks associated with the unregulated business activities. Overall, the holding company structure is a highly desirable form of conducting regulated and unregulated businesses within the same corporate group.

     The Parties to the Exchange Agreement

          Current NUI

               Business

               Current NUI is a multi-state energy sales, services and distribution company incorporated in New Jersey in 1969. Current NUI distributes natural gas in six eastern states through operating utilities regulated by State Public Utility Commissions. Current NUI also provides retail gas sales, wholesale energy brokerage, customer information systems, environmental project development and telecommunications products and services through its unregulated, wholly owned subsidiaries. Current NUI also provides sales and marketing services through a company in which it acquired a 49% interest in May 1997.

               Regulated Divisions

               Current NUI includes six (6) regulated public utilities, including New Jersey's Elizabethtown Gas, City Gas Company of Florida, North Carolina Gas, Elkton Gas (Maryland), Valley Cities Gas (Pennsylvania), and Waverly Gas (New York).

               Unregulated Subsidiaries

               Current NUI owns eight unregulated subsidiaries that are wholly owned by its wholly owned Florida subsidiary, NUI Capital Corp., as follows:






                          Current NUI
                               :
                               :
                      NUI Capital Corp. (FL)
                               :
     ______________________________________________________________

     NUI Energy, Inc.   Utility Business     NUI Energy       NUI Sales
     (DE)               Services, Inc. (NJ)  Solutions, Inc.  Management,
                                              (DE)            Inc. (DE)

     NUI Energy Brokers   NUI Environmental   NUI             International
     Inc. (DE)            Group, Inc. (NJ)    International   Telephone
                                              Inc. (DE)       Group, Inc.
                                                              (NJ)


     - NUI Energy, Inc. (a Delaware corporation) - markets energy services to retail commercial and industrial customers.



     - NUI Energy Brokers, Inc. (a Delaware corporation) - provides wholesale energy trading and related services to other utilities and energy marketing companies.

     - Utility Business Services, Inc. (a New Jersey corporation) - provides billing and customer information systems and services to investor-owned and municipal utilities and third-party energy providers.

     - NUI Environmental Group, Inc. (a New Jersey corporation) - is developing a solution to the rapidly decreasing accessibility of the New York/New Jersey harbor to international commercial shipping. NUI Environmental expects to achieve this objective by constructing a publicly-financed sediment processing facility.

     - NUI Energy Solutions, Inc. (a Delaware corporation) - provides energy management and consulting services to existing and new customers.

     - International Telephone Group, Inc. (a New Jersey corporation) _ provides telecommunications products and services, including local, long distance, cellular, internet and computer services.

     - NUI International, Inc. (a Delaware corporation) _ a company recently formed to explore international business opportunities.

     - NUI Sales Management, Inc. (a Delaware corporation) - holds current NUI's interest in TIC Enterprises, LLC.

          TIC Enterprises, LLC

               In 1997, current NUI purchased a 49% interest in TIC Enterprises, LLC, a Delaware limited liability company, through its subsidiary, NUI Sales Management, Inc. TIC recruits, trains, and manages sales professionals, and serves as a sales and marketing representative for various businesses.

               Properties

               Current NUI owns approximately 6,100 miles of steel, cast iron and plastic gas mains, and peak shaving plants. It owns real property, including offices and service centers, in New Jersey, Florida, North Carolina, Pennsylvania, New York and Maryland.

               The Holding Company

               New NUI is a New Jersey corporation incorporated as a wholly owned subsidiary of current NUI in order to implement the holding company structure. New NUI's principal executive offices are located at 550 Route 202-206, Box 760, Bedminster, New Jersey 07921-0760. To date, new NUI has not had any business operations.

     The Holding Company's Business After the Restructuring

               After the restructuring, new NUI will own all the outstanding current NUI common stock and the stock of other subsidiaries that will engage in competitive businesses. The investment performance of new NUI common stock will depend on the results of operations of current NUI and new NUI's other subsidiaries.



               New NUI will finance its operations and investments in its subsidiaries from dividends and other distributions it receives from current NUI and its other subsidiaries, borrowings, and the sale of equity or debt securities. New NUI may also use this income for other transactions, including possible acquisitions of other companies and repurchases of new NUI common stock. There can be no assurance that the subsidiaries of new NUI other than current NUI will have earnings or pay any dividends to new NUI

               We do not expect that new NUI will be directly regulated by any State Public Utility Commission or the Federal Energy Regulatory Commission immediately after the restructuring, except to the extent that the rules or orders of these agencies impose restrictions on new NUI's relationships with current NUI or current NUI's relationships with new NUI's other subsidiaries. New NUI will be a "public utility holding company" under the Public Utility Holding Company Act of 1935. It is currently expected that, following the restructuring, new NUI will claim an exemption under the Holding Company Act. See "Regulation" below.

               Current NUI

               The exchange agreement provides that, subject to certain conditions, including receipt of NUI shareholder approval, current NUI will become a subsidiary of new NUI through the share exchange. In the share exchange, current NUI common stock will be exchanged for new NUI common stock on a share-for-share basis. A copy of the exchange agreement is incorporated by reference in and is attached to this proxy statement and prospectus as Exhibit A. We expect current NUI to continue to be regulated as a public utility after the restructuring.

               Holding Company Subsidiaries - Transferred from current NUI

               In order to accomplish the proposed restructuring, current NUI will request authorization from the applicable State Public Utility Commissions to transfer to new NUI its ownership interest in its unregulated subsidiary, NUI Capital Corp., along with NUI Capital Corp.'s unregulated subsidiaries, and its interest in TIC Enterprises, LLC. Therefore, current NUI will not directly or indirectly own the outstanding stock of any unregulated subsidiary after the restructuring, but new NUI, in which you will be a shareholder, if this reorganization is approved, will own all of these businesses. We expect that the unregulated subsidiaries, together with all the current NUI common stock and any other transferred assets, will constitute all or substantially all of new NUI's business and properties.

               After the restructuring, the unregulated subsidiaries will conduct non-utility businesses in the NUI system as subsidiaries of new NUI rather than current NUI. If the proposed restructuring is completed, we intend new NUI rather than current NUI to make advances to and other investments in non-utility businesses. We also expect current NUI to use the proceeds of its financings entirely in the conduct of its gas utility business.

               Other Holding Company Subsidiaries

               After the exchange agreement is implemented, we expect that new NUI or its unregulated subsidiaries will hold or operate any newly acquired or commenced businesses that are not subject to regulation by any State Public Utility Commissions.

     Exchange Agreement

               The exchange agreement is incorporated by reference to this proxy statement and prospectus and is attached as Exhibit A. After the conditions to effectiveness of the exchange agreement are satisfied, the share exchange will become effective. Under the exchange agreement, the following events will occur when the share exchange is effective:

          1. When we file the certificate of exchange with the New Jersey Secretary of State, or on a later date specified in the certificate of exchange, each outstanding share of current NUI common stock will be exchanged automatically by operation of law on a share-for-share basis for new NUI common stock. You will automatically become holders of new NUI common stock, holding the same number of shares, and will no longer own current NUI common stock.

          2. Each share of new NUI common stock issued to current NUI when new NUI was formed will be canceled.

               As a result of the share exchange, current NUI will become a subsidiary of new NUI, with new NUI owning all shares of current NUI common stock that were outstanding.

     Amendment or Termination of the Exchange Agreement

               Current NUI and new NUI may abandon the exchange agreement by mutual consent of their respective boards of directors. Current NUI and new NUI may also amend, modify or supplement the terms of the exchange agreement in any way by written agreement at any time before or after you approve the restructuring. However, no amendment, modification or supplement agreed to after your approval may change any of the principal terms of the exchange agreement. If we make any change to the exchange agreement that we consider fundamental, we will file a post-effective amendment to our registration statement, and distribute the amendment to you.

               The exchange agreement also provides that we may terminate it, and abandon the share exchange at any time before or after you have approved it, if we determine that completing the restructuring would for any reason be inadvisable or not in the best interests of current NUI or its shareholders. None of the parties to the exchange agreement, or any officer or director, will have any liability to any person, including any shareholder of current NUI, if the exchange agreement is terminated or abandoned.

               We may also terminate and abandon the restructuring if current NUI has not received, within an acceptable period of time after shareholder approval, the approval of the State Public Utility Commissions as described above in the Summary, on terms that are satisfactory to current NUI. We are unable to predict under what other circumstances, if any, the restructuring might be terminated and abandoned.


     Conditions Precedent to the Exchange

               The exchange agreement provides that in order to complete the share exchange:

     -    current NUI's shareholders must approve its principal terms.

     - current NUI, as the sole shareholder of new NUI, must approve its principal terms.

     - the NYSE must approve listing of new NUI common stock when it receives official notice that new NUI has issued its common stock.

     - current NUI must have received all approvals of, and authorizations by, any governmental or public authorities that are necessary or that we think are advisable (these approvals and authorizations must be in full force and effect, not revoked, and sufficient to authorize the share exchange at the time of the share exchange).

     - current NUI must have received a ruling from the Internal Revenue Service or an opinion of tax counsel regarding some of the tax consequences of the share exchange.

               If current NUI shareholders approve the share exchange, current NUI will then vote new NUI's shares in favor of the share exchange. The proposed share exchange and restructuring will not require approval of any state utility regulatory commission except the State Public Utility Commissions.

     Exchange Date

               The exchange agreement provides that the exchange date will be the date when we file the certificate of exchange with the Secretary of State of the State of New Jersey, or on another later date not more than 90 days after that filing, if the certificate of exchange so specifies. We anticipate that the exchange date and the other steps in the restructuring plan will occur as soon as practical after we have received the required approvals listed above.

     No Dissenters' Rights

               Section 14A:11-1(1) of the New Jersey Business Corporation Act provides that shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporation transactions are generally entitled to appraisal rights. There is no statutory right of appraisal, however, where the stock of the New Jersey corporation is:

     -    listed on a national securities exchange, or
     -    is held of record by not less than 1,000 holders, or
     - where the consideration to be received for the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

               You will not have dissenters' rights in connection with the exchange agreement because all three conditions are met.


     Transfer of Unregulated Subsidiaries to new NUI

               As part of the restructuring, we contemplate transferring directly or indirectly to new NUI all of current NUI's interest in its unregulated subsidiaries or other non-utility companies. (See "The Holding Company's Business after the Restructuring-Holding Company Subsidiaries-Transferred from current NUI" above.) These transfers may be conditioned upon obtaining consents and other approvals from regulators. We cannot predict the specific terms and conditions of those consents and approvals. It is possible that, based on future events, we may determine that it is not in the best interests of current NUI or its shareholders to transfer some or all of these interests to new NUI. Provided the necessary regulatory and other approvals are obtained, we may decide to proceed with the rest of the restructuring plan without transferring some or all of these interests to new NUI.

     Treatment of Current NUI Indebtedness

               The share exchange and restructuring will not affect the terms of current NUI's indebtedness outstanding immediately before the share exchange. New NUI will not assume or guarantee current NUI's indebtedness through the share exchange. We decided to have current NUI's indebtedness stay with current NUI because we did not want to alter, or potentially alter, the nature of the investment represented by the indebtedness. We wanted it to remain a debt obligation of a regulated utility.

               When we separate current NUI from the assets and any earnings of some of its unregulated interests, current NUI's assets and earnings will be decreased to the extent of contributions from its unregulated subsidiaries. As a result, holders of current NUI's debt securities would be disadvantaged because the assets and any earnings of these unregulated subsidiaries will not be available to pay interest or principal on the debt securities. As noted above, current NUI's utility operations are now the largest part of current NUI's consolidated assets and earnings. We expect this to be the case for the foreseeable future. For this reason, although we are unable to predict the ultimate outcome of regulatory and other industry changes, we believe that the restructuring will not materially affect holders of current NUI debt securities or the respective investment ratings of these securities.

     Dividend Policy

               We anticipate that the quarterly dividends on new NUI common stock will begin at a rate no less than that being paid on current NUI common stock at the time of the share exchange. We expect that the dividends will be paid on approximately the same dates each year as dividends on current NUI common stock have been paid. The rate and timing of dividends of new NUI in the future will depend mainly on:

     -    the earnings of new NUI's subsidiaries, principally current NUI
     - the dividend restrictions of new NUI and its subsidiaries, including current NUI
     -    other financial considerations
     - other factors affecting new NUI, as the board of directors of new NUI in its discretion decides.


               The quarterly dividend that we most recently declared was $0.245 per share of current NUI common stock payable on December 15, 1999, to holders of record on December 1, 1999.

               Initially, we expect that, following the share exchange, new NUI will derive the funds it requires to function as a holding company and to enable it to pay dividends on new NUI common stock from dividends current NUI pays on current NUI common stock. We anticipate that the cash dividends that current NUI pays to new NUI along with any amounts that other subsidiaries of new NUI provide will be sufficient to enable new NUI to pay cash dividends on new NUI common stock and to meet operating and other expenses. However, the current NUI board will continue to establish current NUI dividend policy, and the amount of dividends that current NUI declares and pays will be subject to the availability of earnings and other funds, and the needs of the utility business, as the current NUI board determines. In addition, current NUI's ability to pay current NUI common stock dividends to new NUI will be subject to any restrictions in future loan and other agreements to which current NUI may become a party, to other factors affecting current NUI, and to any applicable provisions of New Jersey law.

     Directors and Management of current NUI and new NUI

               The directors of current NUI will become the directors of new NUI when the share exchange has been completed. If you elect the nominees proposed for election as directors in Proposal No. 2, the board of directors of the new NUI will initially be as follows:

               John Kean, Jr.           James J. Forese
               John Kean                Bernard S. Lee
               J. Russell Hawkins       R. Van Whisnand
               Vera King Farris         John Winthrop

               When you approve the exchange agreement, you will be considered to have ratified the election of these people as directors of new NUI. After the share exchange, the composition of the board of directors of new NUI may change over time.

               The following people currently hold the offices listed below with current NUI, and are expected, at least initially, to hold the same offices with new NUI:


      NAME               OFFICE

      John Kean, Jr.     President and Chief Executive Officer

      A. Mark           Senior Vice President, Chief Operating
      Abramovic         Officer and Chief Financial Officer

      Robert F.         Vice President - Corporate Development and
      Lurie             Treasurer

      James R.          Chief Administrative Officer, General
      Van Horn          Counsel and Secretary

      Michael J.        Vice President - New Ventures
      Behan


               Information about the names, ages, positions and business experience of the executive officers of current NUI and information about executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions is included under "Proposal No. 2: Election of Directors" below.

               We expect that new NUI and current NUI, from time to time, will provide each other with services and will make available to each
     other the use of facilities and equipment.   To the extent required by
     applicable law, payment for the agreements and arrangements between new NUI and current NUI for the provision of services and the use of facilities and equipment will be subject to review and approval by the relevant State Public Utility Commissions. (See "Regulation" below.)

     Description of new NUI Capital Stock

               You should read the following description of new NUI's capital stock in conjunction with the Form of Amended and Restated Certificate of Incorporation of new NUI (the "new NUI Charter") attached as Exhibit B to this proxy statement and prospectus. The new NUI Charter contains specific legal provisions governing new NUI's capital stock.

          General

               New NUI's capital stock, as of the exchange date, will consist of 30 million shares of common stock, and 5 million shares of preferred stock, no par value. The terms of new NUI's common stock will be identical to that of current NUI.

          New NUI Preferred Stock

               Although the new NUI Charter authorizes the issuance of preferred stock, new NUI has no present plans to issue or register any preferred stock. However, new NUI plans to adopt a rights plan and authorize a series of preferred stock in connection with the plan shortly after the holding company reorganization is completed. There will not be any new NUI preferred stock outstanding at the exchange date. The new NUI Charter authorizes the new NUI board of directors to issue any authorized preferred stock in series, and to establish the relative rights and preferences of each series. Those rights and preferences include:

               .    the number of shares in the series
               .    the dividend rate, form and priority
               .    voting rights, if any
               .    conversion rights, if any
               .    redemption rights, if any
               .    sinking fund provisions, if any
               .    liquidation rights
               .    any other rights and preferences.


               Because new NUI's board has substantial discretion in setting the terms of any preferred stock issued by new NUI, such stock may act as a defensive measure.

          New NUI Common Stock

               . Voting _ Each holder of new NUI common stock will be entitled to one vote for each share of new NUI common stock in the shareholder's name for all matters requiring a shareholder vote.

             .      Dividends   _  New NUI common stock is entitled to
                    dividends when, as and if declared by the NUI's board of directors. However, this right to dividends may be inferior to the dividend rights of the new NUI preferred stock, if any becomes outstanding.

             .      Liquidation Rights   -  If new NUI is liquidated, any
                    remaining net assets of new NUI are distributable pro rata to New NUI common stockholders. However, these liquidation rights may be inferior to liquidation rights of the NUI preferred stock, if any becomes outstanding.

             .      Limitations   _  New NUI common stock will be subject
                    to all the powers, rights, privileges, preferences and priorities of any new NUI preferred stock.

     Comparison of Shareholder Rights

          In the share exchange, current NUI common stockholders will receive shares of new NUI common stock. Both new NUI and current NUI are corporations formed under New Jersey law, and New Jersey law will govern the rights of shareholders of both corporations. Following is a summary of the material provisions of the new NUI Charter and the new NUI bylaws compared with the Amended and Restated Certificate of Incorporation of the current NUI ("current NUI Charter") and the current NUI bylaws.

          You should read this summary in the context of and in conjunction with (1) the forms of the new NUI Charter and new NUI Amended and Restated Bylaws, attached to this proxy statement and prospectus as Exhibits B and C, respectively, and (2) the laws of the state of New Jersey. The new NUI Charter and bylaws and New Jersey law contain specific legal provisions governing shareholder rights.

          Except as noted below, the new NUI Charter and bylaws are substantially the same as the current NUI Charter and bylaws, except that they do not include certain provisions that are unnecessary.

       Change of Control Provisions

          The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board of directors may, in addition to considering the effects of any action on shareholders, consider any of the following:

          . the effects of the proposed action on the corporation's employees, suppliers, creditors and customers;


          . the effects on the community in which the corporation operates; and
          . the longer-term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation.

          The statute also provides that if, based on those factors, a board determines that the offer is not in the best interest of the corporation, it may reject the offer.

          The New Jersey Stockholders Protection Act prohibits some specified business combinations between an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The prohibitions are as follows:

          . specified business combinations are prohibited for five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors before the interested shareholder's stock acquisition date; and

          . after the five-year period, the prohibition on certain business combinations continues unless:

                    1. the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder;
                    2. the combination is approved by the board before the interested shareholder's stock acquisition date; or
                    3. the corporation's common stockholders receive payment for their shares that meets standards prescribed in the statute.

          In addition, New Jersey law contains provisions limiting the personal liability of directors in certain situations.



          The current NUI Charter contains the following mechanisms that may inhibit a change of control:

               1. The affirmative vote of holders of at least 75% of the then-outstanding shares of voting stock, voting as a single class, is required (a) to remove directors for cause and (b) if shareholders wish to fill a vacancy on the board of directors by voting at a special meeting.

               2. The current NUI board of directors is divided into three classes, with the term of only one class expiring each year.

               3.  Directors may only be removed for cause.

               4. Shareholders can only take action at an annual or special meeting, or by unanimous written consent of the shareholders.

               5. Only a majority of the board of directors (in the absence of a court order) can call special meetings.

               6. A 75% affirmative vote of the shareholders is required to alter, amend or repeal certain provisions of the current NUI Charter.

               7. Current NUI is authorized to issue 5,000,000 shares of preferred stock. The current NUI board of directors is also authorized to provide for the issuance of preferred stock in series and to establish the rights and preferences of each series. On December 1, 1995 the current NUI board of directors authorized a series of 100,000 shares of preferred stock designated as "Series A Junior Participating Preferred Stock." The current NUI board of directors has reserved these shares for possible future issuance in connection with current NUI's shareholder rights plan, which is described below. Because current NUI's board has substantial discretion in setting the terms of any preferred stock issued by current NUI, such stock may act as a defensive measure.

          The current NUI bylaws contain the following provisions that may inhibit a change of control:

                   1. Shareholders must provide notice of any proposed nominations for election to the current NUI board of directors and any business to be brought before a shareholders' meeting, in each case between 90-120 days before the meeting.

                   2. Some provisions of the current NUI bylaws may only be altered or amended by the board of directors or a 75% affirmative vote of the shareholders.

          The change of control provisions in the new NUI Charter and bylaws are substantively identical to the provisions of the current NUI's charter and bylaws described above. The operation of those provisions could have the effect of discouraging or delaying change-of-control transactions.

       Rights Plan

          In November 1995, current NUI's board of directors adopted a shareholder rights plan under which shareholders of NUI common stock were issued as a dividend one "right" to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $50 for each share of current NUI common stock held. The rights initially attached to the shares of current NUI common stock and can be exercised or transferred only if a person or group, with certain exceptions, acquires, or commences a tender offer to acquire, beneficial ownership of 15% or more of current NUI common stock. The non-acquiring shareholders may use each right, except any rights held by the acquirer, to purchase, at the right's exercise price, shares of current NUI common stock with a market value equivalent to twice the right's exercise price. When shareholders exercise their rights in this way, they will substantially reduce the acquirer's ownership percentage.


          Current NUI may redeem the rights at $0.001 per right at any time before any of the above events take place. All rights expire on November 27, 2005. The shareholder rights plan will be amended so that it will not be triggered by the share exchange. Immediately after the share exchange is effective we anticipate that new NUI will enter into a rights agreement similar to the one described above.


       Number of Directors

          New Jersey law allows for a board of one or more members. The current NUI Charter and the new NUI Charter both provide for between eight and twenty-five directors, subject to possible variance if the board grants some specified rights to preferred stockholders.

       Voting Rights

          New Jersey law gives each share one vote at a shareholder's meeting for each matter that the shareholder may vote on, unless the charter provides otherwise. Both the current NUI Charter and the new NUI Charter give each share one vote. Under New Jersey law, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Neither the current NUI Charter nor the new NUI Charter provides for cumulative voting.

       Removal of Directors.

          Both the current NUI Charter and the new NUI Charter allow for removal of directors only for cause by the shareholders, as provided above. Vacancies on the board may only be filled by the majority of directors then holding office, or, if New Jersey law expressly allows, by a 75% vote of the shareholders at a special meeting as described above.

       Shareholder Proposals, Nomination of Directors by Shareholders.

          Both the current NUI bylaws and the new NUI bylaws allow a shareholder to propose business or nominate directors provided the shareholder gives written notice of the proposal not less than 90 and not more than 120 days before the meeting.

       Indemnification and Liability Provisions.

          Under New Jersey law, a New Jersey corporation may include in its certificate of incorporation a provision that would eliminate or limit directors' or officers' liability to the corporation, or to its shareholders, for monetary damage for breaches of their fiduciary duty of care. However, there are some limitations to this elimination of liability. A director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission

          . in breach of such person's duty of loyalty to the entity or its shareholders;
          . not in good faith or involving a knowing violation of law; or . resulting in receipt by such person of an improper personal benefit.


          Both the current NUI Charter and the new NUI Charter contain provisions that limit a director's or officer's liability to the full extent permitted by New Jersey law.

       Amendment of Articles and Bylaws.

          Under New Jersey law, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote is required for the following:

          . any amendment to a New Jersey corporation's certificate of incorporation
          .  a voluntary dissolution of the corporation
          . a sale or other disposition of all or substantially all of a corporation's assets other than in the ordinary course of business a merger or consolidation of the corporation with another corporation.

          Both current NUI Charter and new NUI Charter contain provisions specifying that the affirmative vote of holders of at least 75% of all the then outstanding shares of voting stock, voting on a single class, is required to alter certain provisions of the charter or of the bylaws having the same effect.

     Stock Exchange Listing

          We expect new NUI to apply to list its common stock on the New York Stock Exchange. We expect that the listing will occur on, or soon after, the effective date of the share exchange. When new NUI common stock is listed, current NUI common stock will be delisted from trading on the New York Stock Exchange (since all outstanding shares will be held by new NUI). However, if new NUI fails to obtain the New York Stock Exchange listing, we might elect not to consummate the restructuring (including the share exchange).

     Transfer Agent and Registrar

          First Chicago Trust Company, a Division of EquiServe, the Transfer Agent and Registrar for current NUI common stock, will serve in the same capacities for new NUI common stock.

     Dividend Reinvestment and Common Stock Purchase Plan

          On the exchange date, new NUI will assume current NUI's existing Dividend Reinvestment and Common Stock Purchase Plan, NUI Direct, as in effect immediately before the share exchange. Shares of current NUI common stock held in the plan will automatically become the same number of shares of new NUI common stock. NUI Direct may purchase shares of new NUI common stock on and after the exchange date.


     Common Stock Plans

          On the exchange date, shares of current NUI common stock held under current NUI's 1988 Stock Plan, 1996 Stock Option and Stock Award Plan, 1996 Employee Stock Purchase Plan, and 1996 Director Stock Purchase Plan will automatically become the same number of shares of new NUI common stock, and shares of new NUI common stock will be granted and delivered under these plans on and after the exchange date.

          By approving the exchange agreement and related transactions, you will be considered to have approved the actions that we will take with respect to NUI Direct, the 1988 Stock Plan, 1996 Stock Option and Stock Award Plan, 1996 Employee Stock Purchase Plan, and the 1996 Director Stock Purchase Plan, including any amendments to those plans necessary to accomplish these actions.

     Regulation

          Current NUI is subject to regulation with respect to rates, service, accounting and the issuance of securities among other matters. Current NUI is subject to regulation as an operating utility by the State Public Utility Commissions of the states in which it operates. Current NUI is also subject to regulation by the United States Department of Transportation under the Natural Gas Pipeline Safety Act of 1968, with respect to the design, installation, testing, construction and maintenance of pipeline facilities. Natural gas purchases, transportation service and storage service that current NUI receives by interstate pipeline companies are subject to regulation by the Federal Energy Regulatory Commission. In addition, current NUI is subject to federal and state legislation with respect to water, air quality, solid waste disposal and employee health and safety matters, and to environmental regulation by the United States Environmental Protection Agency, the New Jersey Department of Environmental Protection and other federal and state agencies. Current NUI will continue to be subject to regulation as a public utility after the exchange date.

          New NUI is not a public utility. Under existing law, new NUI will not, simply because of the share exchange and restructuring, become a public utility in any jurisdiction where current NUI is subject to regulation. However, after the share exchange and restructuring, some transactions between various companies within the NUI organization will be subject to the jurisdiction of the State Public Utility Commissions under provisions governing transactions between public utilities and affiliated interests, and reorganizations of public utilities.

          After the share exchange and restructuring are completed, new NUI will promptly file a statement under the Public Utility Holding Company Act of 1935, claiming an exemption as an intrastate holding company from all provisions of the Holding Company Act, except those provisions that regulate the acquisition of securities of public utility companies. In order to qualify for this exemption, new NUI and its material utility subsidiaries must be incorporated in the same state, be intrastate in character and conduct their utility operations predominantly in that same state. We believe that new NUI will meet these criteria for the intrastate exemption because both new NUI and current NUI, its only material utility subsidiary, will be incorporated in New Jersey, be intrastate in character and will conduct their utility operations predominantly in the state of New Jersey, despite having small gas utility operations in five states other than New Jersey. We base our belief that new NUI will qualify for the exemption both on the intrastate nature of the new NUI holding company system's utility operations, and on the fact that, despite having a procedure for revoking claimed exemptions available under the Holding Company Act, the Securities and Exchange Commission has not attempted to revoke intrastate exemption claims by other holding companies with a similar level of utility operations in states other than their state of incorporation.

          New NUI's intrastate exemption under the Holding Company Act will be effective upon the filing of the exemption statement. New NUI must file an updated exemption statement annually with the SEC in order to retain this exemption. The SEC may revoke the exemption from the Holding Company Act upon a finding that the exemption's requirements are not met or that the exemption is "detrimental to the public interest or the interest of investors or consumers." The criteria for determining whether a company qualifies for the exemption or whether the exemption from the Holding Company Act may be detrimental to the public interest or the interest of investors or consumers are subject to change. However, new NUI has no reason to believe its claim of exemption will be challenged in this way. You should be aware that, although the Securities and Exchange Commission has not attempted to revoke intrastate exemptions claimed in the same manner as new NUI intends to claim its exemption, the Securities and Exchange Commission has not affirmatively approved an intrastate exemption for a holding company with a similar level of utility activity outside its state of incorporation. New NUI is not seeking any affirmative approval from the Securities and Exchange Commission with respect to its exemption.

          The Holding Company Act may limit new NUI's ability to acquire additional utility assets outside of New Jersey or securities of non-New Jersey utilities if it wants to maintain this exemption from registration under the Holding Company Act. We do not believe that this limitation will have a material effect on new NUI's or current NUI's operations after the share exchange is completed. In addition, new NUI will remain subject to a provision of the Holding Company Act that will require it to obtain the approval of the Securities and Exchange Commission before it directly or indirectly acquires 5% or more of the voting securities of any other electric or gas utility company.

          In June 1995, the SEC Division of Investment Management issued a report recommending significant revisions to, or limited repeal of, the Holding Company Act. However, new NUI and current NUI cannot predict whether Congress will take this action. Pending any revisions, the SEC indicated that it would revise its rules and interpretations to modernize and simplify holding company regulation. However, new NUI and current NUI cannot predict at present the likelihood, timing or impact of any modernization or simplification.

     Market Price of Current NUI Common Stock

          On January 3, 2000 (the business day immediately preceding public announcement of the terms of the proposed restructuring), the high and low sales prices for current NUI common stock on the New York Stock Exchange were $26.125 and $25.25, respectively.

     Exchange of Stock Certificates Not Required



          When the share exchange is completed you will not need to exchange your existing stock certificates for stock certificates of new NUI. Holders of current NUI common stock will automatically become holders of new NUI common stock on a share-for-share basis, and the present stock certificates for current NUI common stock will automatically represent shares of new NUI common stock.

     Accounting Treatment

          New NUI and its subsidiaries' consolidated assets and liabilities immediately after the exchange agreement is implemented will be the same as those of current NUI immediately before implementation. New NUI, on an unconsolidated basis, will record its investment in current NUI and in subsidiaries transferred by current NUI to new NUI at their net book value. New NUI will become the owner of current NUI common stock as a result of the share exchange. This change in ownership has no accounting effect on current NUI. Current NUI's transfer of subsidiaries to new NUI will reduce current NUI's retained earnings by an amount equal to the net book value of the subsidiaries.

     Material United States Federal Income Tax Considerations

          The following general discussion summarizes the material United States federal income tax consequences of the share exchange and is based upon the Internal Revenue Code of 1986, the applicable Treasury Department regulations enacted under the Internal Revenue Code, judicial authority and current administrative rulings and practice, all as currently effective. Future legislation, regulations, administrative rulings or court decisions could significantly change these authorities either prospectively or retroactively. The following discussion does not address the consequences of the share exchange under state, local or foreign law. The discussion does not address all aspects of United States federal income taxation that may be important to a shareholder in light of the shareholder's particular circumstances or to a shareholder subject to special rules including but not limited to:

          .  S corporations
          .  financial institutions
          .  insurance companies
          .  tax-exempt entities
          .  dealers in securities
          .  taxpayers subject to alternative minimum tax
          . persons who acquired the current NUI stock as exercise of an employee option (or in any other way as compensation)
          . persons holding the current NUI stock as part of a hedging or conversion transaction, straddle or any other derivative security.

          This discussion assumes that current NUI shareholders hold their respective shares of current NUI stock and will hold their new NUI common stock, in each case, as capital assets within the meaning of
     Section 1221 of the Code.

          The following discussion is limited to the United States federal income tax consequences relevant to:

          . a holder of current NUI stock who is a citizen or resident of the United States, or any state of the United States
          . a corporation or other entity taxable as a corporation created or organized under the laws of the United States, or any political subdivision of the United States
          . an estate the income of which is subject to United States federal income tax regardless of its source
          . a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have authority to control all substantial decisions of the trust.

          We do not intend to request any ruling from the Internal Revenue Service concerning the United States federal income tax consequences of the share exchange. In connection with the filing of this Registration Statement, LeBoeuf, Lamb, Greene & MacRae, L.L.P. has delivered its opinion to current NUI that the share exchange will be treated as a tax-free transaction under Section 351 of the Code. The opinion is subject to qualifications and is based upon currently applicable law, specified assumptions listed in the opinion and representations by current NUI's and new NUI's managements. Any change in currently applicable law, which may or may not be retroactive, or failure of any representation or assumption to be true, correct and complete in all material respects could affect the continuing validity of the opinion. Moreover, the opinion neither binds nor precludes the IRS or any court from adopting a contrary position. We cannot assure you that the IRS or a court will not successfully assert contrary positions if the issues are litigated.

          The following is a summary of material United States federal income tax consequences of the share exchange, without reference to the particular facts and circumstances of any particular shareholder. In addition, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the share exchange. This discussion does not address the tax consequences of any transaction other than the share exchange. Each shareholder is therefore strongly urged to consult with the shareholder's tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the share exchange to the shareholder.

          Exchange of current NUI Common Stock for new NUI Common Stock. No gain or loss will be recognized for United States federal income tax purposes in connection with the exchange of current NUI common stock for new NUI common stock. The tax basis of the shares of new NUI common stock received in the share exchange will equal the tax basis of the current NUI common stock, and the holding period of the shares of new NUI common stock will include the holding period of the current NUI common stock.

          Current NUI and new NUI.   For United States federal income tax
     purposes, neither current NUI nor new NUI will recognize any gain or loss solely as a result of the share exchange.

     Pro Forma Financial Information

          We are not presenting any consolidated financial statements of new NUI in this document since new NUI presently has no assets other than nominal capitalization and no liabilities, and any pro forma consolidated financial statements of new NUI would reflect no change from the financial statements of NUI before implementation of the share exchange.



     Legal Opinion

          James R. Van Horn, Esq., as counsel for current NUI and new NUI, has given an opinion to the effect that the new NUI common stock offered in this proxy statement and prospectus will be validly issued, fully paid and nonassessable.

     Experts

          The consolidated financial statements of current NUI and subsidiaries incorporated by reference in this proxy statement and prospectus by reference to current NUI's Annual Report on Form 10-K, for the year ended September 30, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect to the consolidated financial statements, and are included and incorporated by reference in this document in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving those reports.


                      PROPOSAL NO. 2: ELECTION OF DIRECTORS

          The Bylaws of current NUI provide that the board of directors shall consist of not less than eight nor more than 25 directors. Current NUI has eight directors at present. The bylaws also provide that the board of directors shall be divided into three classes, with directors in each class serving three-year terms. Approximately one-third of the board of directors is elected each year. The bylaws provide that no individual may be elected a director after having attained his or her seventy-second birthday, although directors who reach the age of 72 during a term may continue to serve until the expiration of the term.

          It is the intention of the persons named as proxies to vote in favor of the election of James J. Forese and R. Van Whisnand as directors of current NUI for three-year terms expiring at the 2003 Annual Meeting of Shareholders or until their successors are elected and shall qualify, unless otherwise directed by the shareholder on the proxy. Both nominees were last elected to the board at the 1997 Annual Meeting of Shareholders.

          While it is anticipated that the nominees will be able to serve, if any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee who may be designated by the board of directors to fill the vacancy. The bylaws of current NUI provide that specific advance notification and information requirements must be satisfied in order for a shareholder to nominate an individual for election to the board. No such nominations have been made. Information concerning these requirements may be obtained by writing to the Secretary of current NUI.

     Nominees for Election

          Set forth below is information as of December 31, 1999, concerning the age, current term, committee memberships, the period served as a director and business experience during the past five years with respect to each director nominee:

          (Picture of James J. Forese)

          James J. Forese, age 63
          Current term expires in 2000
          Member of the Audit, Compensation and Executive Committees

          Mr. Forese has served as a director of current NUI since 1978. Since July 1998 he has served as President and Chief Executive Officer and a director of IKON Office Solutions (office equipment and supply systems). From January 1997 to June 1998 he served as Executive Vice President and President, International Operations, of IKON Office Solutions. From January 1996 to December 1996, he served as Executive Vice President, Chief Operating Officer and a director of Alco Standard Corp. From October 1993 through December 1995 he served as General Manager of Customer Financing for International Business Machines Corporation and as Chairman of IBM Credit Corporation. Mr. Forese also serves as a director of American Management Systems, Inc.



          (Picture of R. Van Whisnand)

          R. Van Whisnand, age 55
          Current term expires in 2000
          Member of the Compensation, Investment and Executive Committees

          Mr. Whisnand has served as a director since 1982. Since September 1998 he has served as Managing Partner, Osprey Partners Investment Management, LLC (investment management firm). From March 1995 to August 1998 he served as a principal of Fox Asset Management (investment management firm). Prior thereto, he served as a partner in Combined Capital Management (investment management firm).

     Continuing Board Members

          Set forth below is information as of December 31, 1999, concerning the age, current term, committee memberships, the period served as director and business experience during the past five years with respect to those members of the board of directors whose current terms of office extend beyond 2000:

          (Picture of Dr. Vera King Farris)

          Dr. Vera King Farris, age 59
          Current term expires in 2002
          Member of the Compensation and Investment Committees

          Dr. Farris has served as a director of current NUI since 1994. She is President of the Richard Stockton College of New Jersey. She also serves as a director of Flagstar Companies, Inc. and on the boards of numerous educational and civic organizations.

          (Picture of J. Russell Hawkins)

          J. Russell Hawkins, age 44
          Current term expires in 2002
          Member of the Audit and Compensation Committees

          Mr. Hawkins has served as a director of current NUI since September 1998. Since September 1996, he has served as President and Chief Executive Officer and a director of Paragon Networks International (designer and manufacturer of innovative access products for use in wide area network systems). Prior thereto, he served as Managing Director of AT&T (Lucent Technologies).

          (Picture of John Winthrop)

          John Winthrop, age 63
          Current term expires in 2002
          Member of the Audit, Executive and Investment Committees

          Mr. Winthrop has served as a director of current NUI since 1978. He is President of John Winthrop & Co., Inc. and a partner of Winthrop Melhado Flynn (both investment management firms). He also serves as a director of the American Farmland Trust, the Pioneer Funds and the Palmetto Project, Charleston, SC.


          (Picture of John Kean)

          John Kean, age 70
          Current term expires in 2001
          Chairman of the Board of Directors
          Member of the Executive and Investment Committees

          Mr. Kean has served as a director of current NUI since 1969. He served as Chief Executive Officer of current NUI from 1969 until his retirement in April 1995, holding the positions of Chairman of the Board since October 1994 and President from 1969 until October 1994. Mr. Kean is also a director of E'Town Corporation and its subsidiary, Elizabethtown Water Company.

          (Picture of John Kean, Jr.)

          John Kean, Jr., age 42
          Current term expires in 2001
          President and Chief Executive Officer
          Member of the Executive Committee

          Mr. Kean has served as a director of current NUI since 1995. Since April 1995 he has served as President and Chief Executive Officer of current NUI. From October 1994 through March 1995 he served as President and Chief Operating Officer. He served as Executive Vice President of current NUI from January 1992 to September 1994 and as Executive Vice President of Elizabethtown Gas Company from March 1993 to September 1994. Prior to March 1993, Mr. Kean held the additional position of Chief Financial Officer of current NUI. Mr. Kean also serves on the board of trustees of the Institute of Gas Technology.

          (Picture of Dr. Bernard S. Lee)

          Dr. Bernard S. Lee, age 65
          Current term expires in 2001
          Member of the Audit and Compensation Committees

          Dr. Lee has served as a director of current NUI since 1992. He is President and Chief Executive Officer of the Institute of Gas Technology ("IGT") (a United States based energy and environmental research and development organization providing global support to the natural gas industry) and a member of the IGT board of trustees and executive committee. He is Chairman of M-C Power Corp., a majority-owned subsidiary of IGT. Dr. Lee is also a director of Peerless Mfg. Co. and National Fuel Gas Company.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The board of directors holds regular meetings every other month and special meetings as necessary from time to time. The board held 7 meetings during fiscal year 1999. During the year, total attendance at board and committee meetings was 98%. No member of the board attended fewer than 85% of the aggregate of meetings of the board and meetings of committees on which such director served. The board has an executive, audit, compensation and investment committee and does not have a nominating committee. Information on the committees of the board is set forth below.

          The executive committee has the authority (with certain exceptions) to take such actions as the board of directors is authorized to take. The committee does not hold regularly scheduled meetings, but remains on call. The committee did not hold any meetings during fiscal year 1999. The current members of the executive committee are James J. Forese, John Kean (Chairman), John Kean, Jr.,
     R. Van Whisnand and John Winthrop.

          The audit committee has the responsibility to review and approve the scope of the annual audit; recommend to the board the appointment of independent public accountants; review the adequacy of current NUI's system of internal controls; and review any non-audit services provided by the independent public accountants. The committee met 3 times during fiscal year 1999. The current members of the audit committee are James J. Forese (Chairman), J. Russell Hawkins, Bernard
     S. Lee and John Winthrop.

          The investment committee has the responsibility to oversee the investment of assets held by current NUI's retirement plans and savings and investment plans. The committee selects investment managers, establishes guidelines under which they operate and reviews their performance. The committee met 4 times during fiscal year 1999. The current members of the investment committee are Vera King Farris, John Kean, R. Van Whisnand and John Winthrop (Chairman).

          The compensation committee has the responsibility to review and make recommendations to the board of directors regarding the annual salaries and cash bonuses to be paid to officers of current NUI, its divisions and subsidiaries; review and make recommendations to the board concerning:

          . current NUI's executive compensation policies, practices and objectives;
          . administering current NUI's 1988 Stock Plan and 1996 Stock Option and Stock Award Plan; and make grants and awards under those stock plans; and
          . establishing vesting and other criteria applicable to any such grants and awards.

          The committee met 3 times in fiscal year 1999. For additional information on the role and activities of the committee, please see


     "Compensation Committee Report on Executive Compensation" located later in this proxy statement. The current members of the compensation committee are Vera King Farris, James J. Forese, J. Russell Hawkins, Bernard S. Lee and R. Van Whisnand (Chairman).

                            COMPENSATION OF DIRECTORS

          The compensation program for directors is designed to closely align the interests of directors with the interests of shareholders. Each non- employee director of current NUI (with the exception of John
     Kean) is paid a retainer fee pursuant to current NUI's 1988 Stock Plan and 1996 Stock Option and Stock Award Plan that consists of a deferred grant of shares of common stock. The number of shares of common stock to be allocated to a non-employee director's account every year is determined by dividing the annual board retainer (plus the annual committee chair retainer, if applicable) by the fair market value of the common stock on the date of the annual organization meeting of the board. Currently, the annual board retainer for non-employee directors is $15,000 and the annual committee chair retainer is $2,500. In addition to these shares, the accounts of non-employee directors are credited on each common stock dividend payment date with that number of additional shares that could have been purchased on the accrued shares in the account had the shares been issued and the dividends reinvested. The number of shares accrued to a director are issued upon the director's retirement or other termination of the director's service as a member of the board. As of September 30, 1999, the total deferred grants for non-employee directors provide for the issuance of 32,261 shares of common stock. These shares are issuable as follows:
     James J. Forese and R. Van Whisnand, 7,277 shares each; John Winthrop, 6,550 shares; Bernard S. Lee, 5,793 shares; Vera King Farris, 4,476 shares; and J. Russell Hawkins, 888 shares. In addition to these retainers, non-employee directors (with the exception of John
     Kean) are paid $600 for attendance at each regular or special meeting of the board of directors and any committee of the board.

          Current NUI is party to a consulting agreement with John Kean, who retired as Chief Executive Officer of current NUI effective April 1, 1995. The agreement expires on March 31, 2001 and contains the following provisions:

          . Mr. Kean provides consulting services to current NUI for up to 110 hours each calendar month;
          . Mr. Kean must devote sufficient time and effort to perform such duties as may be assigned by current NUI or the board of directors from time to time
          . during the term of the agreement, if Mr. Kean remains a director, he shall hold the position of Chairman of the board
          . in consideration of the services rendered under the agreement, current NUI provides Mr. Kean with:

             1.   an annual fee of $150,000;
             2.   office space;
             3.    clerical support;
             4.   expense reimbursement; and
             5.   life, health and medical coverages similar to those
                previously provided to him when he was an employee of current NUI.

          . the agreement will terminate automatically in the event of Mr. Kean's death


          . the agreement may be terminated by current NUI for cause or if Mr. Kean should become disabled
          .  Mr. Kean may terminate the agreement:

             1.   for "Good Reason" (as defined in the agreement)
                    following a change in control of current NUI; or
             2.   upon the impairment of his health or upon thirty days
                    prior written notice.

          . upon a change in control of current NUI, the agreement is automatically extended for three years following such change in control
          . if, following a change in control, the agreement is terminated by Mr. Kean for Good Reason or by current NUI (or its successor) other than as a result of Mr. Kean's disability or for cause, Mr. Kean shall be entitled to receive:

             1.   an amount equal to the amounts which would have
                otherwise been paid to him if the agreement had remained in effect through its term;
             2.   the continuation of benefits through the term of the
                agreement; and
             3.   an amount, if necessary, in order to offset the impact
                of the application of any excise tax imposed under the Internal Revenue Code upon the value of such payments and benefits.

          Other than the amounts paid and the benefits provided under the agreement, Mr. Kean does not receive any additional compensation for serving on the board or committees of the board of current NUI, its divisions or subsidiaries.

          Current NUI has in effect a retirement plan for directors. To be eligible for retirement benefits under the Plan, a director must have served as a director for at least ten years, with a minimum of five years of service as a non-employee of current NUI and its subsidiaries. An eligible participant in the Plan will be paid, upon retirement at or after age 70, an annual retirement benefit for life equal to the value of the annual board retainer in effect at the time of the director's retirement, subject to a minimum annual benefit of $8,000.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Proxy disclosure rules require current NUI to report certain relationships involving current NUI in which members of the compensation committee have a direct or indirect material interest. Also required is disclosure of interlocking relationships among compensation committee members and those executive officers of current NUI, if any, who also serve as members of compensation committees or executive officers at other companies. The purpose of these requirements is to allow shareholders to assess the independence of current NUI's compensation committee members in making executive compensation decisions and recommendations. While current NUI has had transactions with companies and firms with which certain members of the compensation committee are, or at some point during fiscal year 1999 were, affiliated as an officer and/or director, there are no such relationships in which members of the committee have a direct or indirect material interest. In addition, there are no interlocking relationships of the nature described above involving members of the compensation committee. The members of the compensation committee are Vera King Farris, James J. Forese, J. Russell Hawkins, Bernard S. Lee and R. Van Whisnand (Chairman).

                          TRANSACTIONS WITH MANAGEMENT

          Companies and firms with which certain directors are, or during fiscal year 1999 were, affiliated as an officer and/or director had transactions in the ordinary course of business with current NUI during fiscal year 1999 and similar transactions are expected to occur in the future. Except as discussed in the next paragraph, none of these directors had a direct or indirect material interest in such transactions. The companies or firms involved in these transactions and the related directors are: E'Town Corporation and Elizabethtown Water Company (John Kean), Institute of Gas Technology (John Kean, Jr. and Bernard S. Lee) and IKON Office Solutions (James J. Forese).

          In 1987, Elizabethtown Gas Company entered into an agreement of lease with Liberty Hall Joint Venture for the occupancy of approximately 160,000 square feet of a 200,000 square foot office building in Union, New Jersey. The Joint Venture participants are Cali Liberty Hall Associates (a New Jersey general partnership) and a Kean family trust of which John Kean is a trustee. All negotiations relative to the lease were conducted between Elizabethtown Gas Company and Cali Liberty Hall Associates. No person involved with the Kean family trust participated in such discussions. The transaction was on terms no more favorable than those that would have been agreed upon by third parties on an arm's length basis. The annual base rent is approximately $2.9 million from 1996 through 1999, $3.3 million from 2000 through 2004, and $3.7 million from 2005 through 2009.

     Family Relationships

          John Kean is the father of John Kean, Jr.

          The board of directors recommends shareholders vote for the election of the director nominees listed above. Proxies solicited by management will be voted FOR the election of all director nominees unless contrary voting instructions are indicated.

          If the two directors who have been nominated for election by proposal No. 2 are elected, and if the agreement and plan of exchange is approved and implemented, these directors will become, and be ratified as, directors of new NUI for the term ending in 2003.


                    PROPOSAL NO. 3:  RATIFICATION OF AUDITORS

          The accounting firm of Arthur Andersen LLP, 1345 Avenue of the Americas, New York, N.Y. 10105 has been selected by the board of directors, upon the recommendation of its audit committee, to serve as independent public accountants for current NUI and its subsidiaries for the fiscal year ending September 30, 2000. This firm has served as auditors for current NUI since 1969. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.


          The board of directors has unanimously approved the appointment of Arthur Andersen LLP and recommends shareholders vote for the ratification of this appointment. Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated. In the event of an insufficient number of votes to ratify this appointment, the board of directors will reconsider its selection of Arthur Andersen LLP as independent public accountants.

          If the agreement and plan of exchange is approved and implemented, Arthur Andersen LLP will also become and be approved as new NUI's independent public accountants for the fiscal year ending September 30, 2000.



     OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

          Security Ownership of Certain Beneficial Owners. Current NUI's management is aware of only the following shareholder who owns beneficially more than five percent of current NUI's common stock.


                                      Number of    Percent of
       Name and Address Beneficial    Shares       Class
       Owner


       Fiduciary Trust Company        681,192      5.31
       International
       Two World Trade Center
       New York, NY  10048


          Security Ownership of Management. The following table shows, as of December 31, 1999, the number and percent of the shares of common stock beneficially owned by each director, each executive officer listed in the Summary Compensation Table and all directors and executive officers of current NUI as a group:



    Title of Class Beneficial Owner    Number of         Percent of
                                       Shares (1)(2)     Class

    Common Stock   A. Mark Abramovic   24,810            *

                   Michael J. Behan    17,635            *

                   Vera King Farris    4,923             *

                   James J. Forese     7,427             *

                   J. Russell Hawkins  888               *

                   John Kean (3)       427,383           3.3%

                   John Kean, Jr.      121,805           *

                   Bernard S. Lee (4)  14,063            *

                   Robert F. Lurie     15,794            *

                   James R. Van Horn   20,157            *

                   R. Van Whisnand     8,927             *

                   John Winthrop       16,362            *

                   12 directors and    680,174           5.3%
                   executive officers
                   as a group


     *Less than 1.0%

     (1) Includes (a) the number of shares of common stock issuable to non-employee directors upon termination of board service in payment for their annual board and committee chair retainers, as follows: James J. Forese and R. Van Whisnand, 7,277 shares each; John Winthrop, 6,550 shares; Bernard S. Lee, 5,793 shares; Vera King Farris, 4,476 shares;
     J. Russell Hawkins, 888 shares; and all directors as a group, 32,261 shares; (b) shares of restricted stock, as follows: A. Mark Abramovic, 20,250 shares; Michael J. Behan, 9,475 shares; John Kean, Jr., 51,250 shares; Robert F. Lurie, 8,250 shares; James R. Van Horn, 9,550 shares; and all directors and executive officers as a group, 131,036 shares; and (c) shares that are subject to currently exercisable stock options, as follows: John Kean, Jr., 5,000 shares; and all directors and executive officers as a group, 5,000 shares.

     (2) Except as noted, each beneficial owner listed has sole voting and investment power with respect to the shares indicated next to such person's name.

     (3) Includes 157,407 shares over which John Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.



     (4) Includes 1,000 shares held by Dr. Lee's wife.


                               EXECUTIVE OFFICERS

          The following information is provided with respect to each executive officer of current NUI. Officers are elected annually at the first meeting of the board of directors following the Annual Meeting. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was selected.

     John Kean, Jr., age 42
     President and Chief Executive Officer

          Since April 1995 Mr. Kean has served as President and Chief Executive Officer of current NUI. From October 1994 through March 1995 he served as President and Chief Operating Officer. From March 1993 to September 1994, he served as Executive Vice President of Elizabethtown Gas. Prior thereto, he served as Chief Financial Officer of current NUI. He held the additional position of Executive Vice President of current NUI from January 1992 to September 1994.

     A. Mark Abramovic, age 51
     Senior Vice President, Chief Operating Officer and Chief Financial
     Officer

          Mr. Abramovic has served as Senior Vice President and Chief Financial Officer of current NUI since September 1997 and as Chief Operating Officer since May 1998. From December 1993 to August 1997, he served as Senior Vice President and Chief Financial Officer of Equitable Resources, Inc. Prior thereto, he served as Vice President and Chief Financial Officer of Connecticut Natural Gas Corporation.

     Michael J. Behan, age 53
     Vice President-New Ventures

          Mr. Behan has served as Vice President of current NUI since March 1993. Prior thereto, he served as Assistant Vice President of current NUI. He also serves as President of NUI Environmental Group, Inc. and Utility Business Services, Inc.

     Robert F. Lurie, age 42
     Vice President-Corporate Development and Treasurer

          Mr. Lurie has served as Vice President-Corporate Development and Treasurer of current NUI since March 1997. He has served as Treasurer since February 1994 and Vice President since March 1996. Prior to February 1994, he served as Director of the Office of Public Finance for the Treasury Department of the State of New Jersey.

     James R. Van Horn, age 43
     Chief Administrative Officer, General Counsel and Secretary

          Mr. Van Horn has served as General Counsel and Secretary of current NUI since June 1995 and Chief Administrative Officer since May 1998. Prior to June 1995, he served as Senior Vice President, General Counsel and Secretary of Citizens First Bancorp, Inc. and Citizens First National Bank of New Jersey.



             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The compensation committee of the board of directors is comprised of five independent, non-employee directors. The committee has responsibility for making recommendations to the board concerning current NUI's executive compensation policies, practices and objectives. The committee makes recommendations to the board concerning base salary levels and cash bonus awards for the officers of current NUI and its subsidiaries. The committee also administers current NUI's 1988 Stock Plan and 1996 Stock Option and Stock Award Plan (the "Stock Plans"), making grants and awards under the Stock Plans to selected key employees in its discretion.

          In discharging its responsibilities, the committee draws upon various resources, including, but not limited to, the varied business experiences and knowledge of committee members and other non-employee directors in the area of executive compensation and the advice of independent compensation experts. These resources allow the committee to stay abreast of current trends and developments in executive compensation and provide valuable guidance to the committee in making decisions and recommendations to the board of directors.

          The committee strongly believes that the executive compensation program should be designed to align the interests of management closely with the interests of shareholders and to tie compensation levels to the performance of current NUI and the achievement of long-term and short-term goals and objectives. The committee also recognizes the importance of a strong executive compensation program to attract and retain qualified executives. Accordingly, the program is designed to:

          Provide short-term incentives for individual and company performance through the payment of cash bonuses;

          Provide long-term incentives for enhancing shareholder value through equity-based compensation which is earned upon the achievement of specific company performance goals; and

          Provide current NUI with the ability to attract, motivate and retain key executives who are critical to the success of current NUI through the payment of competitive base salaries, the opportunity to earn incentive compensation and the provision of a competitive benefits package.

          The components of current NUI's executive compensation program are base salary, cash bonuses, long-term incentive compensation and various benefits. Long-term compensation is comprised of grants and awards under current NUI's stock plans pursuant to which the committee may make stock awards and grants of restricted stock, stock options and stock appreciation rights. The benefits provided to executives include medical, retirement and savings plans, which are available to employees generally, and supplementary medical and retirement plans that are not available to employees generally.

          In making determinations for long-term performance-based restricted stock grants, and in establishing recommendations to be made to the board of directors for increases in base salary and for cash bonuses for current NUI's executives, the committee considers data provided by independent compensation experts for the purpose of determining competitive levels of total compensation for each of current NUI's executives. The committee's objective is to develop a total compensation program that is competitive in the marketplace and provides significant incentive to increase shareholder value. Accordingly, the mix of compensation for executive officers will generally consist of:

          . a base salary that is within the range for similar positions in the marketplace;
          . cash bonuses which are generally in line with the competitive midpoint for similar positions in the marketplace; and
          . long-term incentive grants of restricted stock that are generally above the midpoint for similar positions in the marketplace.

          While the committee believes it is important to ensure that total compensation levels for each of current NUI's executives are competitive, it also believes that the mix of compensation should be weighted toward variable components that provide a significant incentive for the achievement of financial performance objectives by current NUI.

          In order to further align management's interest with NUI shareholders, the board of directors has implemented a committee recommendation to establish minimum stock ownership requirements for both officers and directors of current NUI, as follows:

          .   the Chief Executive Officer must own company common stock
             with a market value equal to a minimum of four times his then current base salary;
          . other executive officers must own common stock with a market value equal to a minimum of two times their then current base salary;
          . non-executive officers must own common stock with a market value equal to their then current base salary
          . only shares which are owned outright by these officers will be included in determining their compliance with these requirements;
          . shares of restricted common stock which have not vested, as well as shares which have not yet vested under current NUI's benefit plans, are not included in determining compliance;
          . members of the board of directors are required to own shares of common stock with a market value equal to a minimum of six times the then current value of the board's annual retainer (this would be equivalent to $90,000 based upon the current retainer of $15,000 in a deferred grant of common stock paid to members of the board); and
          . for purposes of determining compliance with this requirement, shares owned outright by directors will be combined with any shares credited to their deferred stock accounts in accordance with the Stock Plans.

           These minimum stock ownership requirements were instituted in 1996 and officers and directors were given six years to comply. The committee regularly monitors the progress of officers and directors toward compliance.

          Consistent with the committee's overall objective of aligning the interests of management with the interests of shareholders and providing an incentive for the enhancement of shareholder value, the committee made grants of restricted common stock for fiscal year 1999 to certain key employees of current NUI, including the officers listed in the Summary Compensation Table. The terms of these grants require that current NUI achieve specific goals for earnings per share growth during each of the next four fiscal years in order for the recipients to receive all of the shares of common stock granted. Ownership of the shares will vest 50% after two years, 25% after the third year and 25% after the fourth year, subject to the condition that the performance objectives have been attained. If minimum performance targets are not met, all shares related to the applicable performance period are forfeited. The committee has the authority to make adjustments to these performance objectives if it deems such adjustments appropriate.

          Current NUI's performance in fiscal year 1999 reflected a significant improvement over results during fiscal year 1998.
     Earnings per share, the primary benchmark used by the committee in assessing company performance, increased by twentyone percent (21%) after the elimination of non-recurring items. This performance was despite a significantly warmer than normal winter, and was largely the result of current NUI's cost containment measures and its successful execution of a strategy to diversify sources of income to make current NUI's financial performance less susceptible to the impact of weather.

          The compensation paid to John Kean, Jr., President and Chief Executive Officer of current NUI, with respect to fiscal year 1999 is set forth in the Summary Compensation Table. Mr. Kean's salary increased by 10.9% in 1999 from the salary he received in 1998. Because Mr. Kean's salary is significantly lower than the bottom of the salary range for similar positions, the committee has determined it appropriate to provide Mr. Kean with a series of salary increases that are intended to bring his salary in line with the competitive marketplace. The committee believes that Mr. Kean's performance in fiscal year 1999 was largely responsible for the strong financial results achieved by current NUI. Accordingly, Mr. Kean was awarded a cash bonus of $210,000. As noted above, the committee strongly believes in performance-based compensation in order to provide an incentive to management to create shareholder value. In order to provide a future long-term incentive for Mr. Kean to lead current NUI to continually improve financial performance and to enhance shareholder value, the committee granted him 20,000 shares of restricted common stock, which is reflected in the Summary Compensation Table. In order for Mr. Kean to obtain ownership of these shares, certain vesting and company performance conditions must be satisfied. This restricted stock award is consistent with the committee's objective of aligning the interests of management with the interests of shareholders.

          The committee believes that current NUI's executive compensation program is well structured and provides maximum incentive for executives to continually improve upon the financial performance of current NUI; to attract, retain and motivate key officers; and to enhance shareholder wealth.

     Members of the Compensation Committee

     R. Van Whisnand, Chairman
     Vera King Farris
     James J. Forese
     J. Russell Hawkins
     Bernard S. Lee



                                PERFORMANCE GRAPH

          The graph below reflects the performance of current NUI's common stock during the past five fiscal years and compares that performance with the performance of a broad market index, the S & P 500, and the performance of an industry index during that same period of time. The industry index is an index of natural gas distribution companies prepared by Edward D. Jones & Co. The chart below tracks the performance of an investment of $100 on October 1, 1994 and assumes the reinvestment of dividends.

     NUI Total Return Comparison
     Graphical Representation of Chart

     [Graph appears here.  Plot points are as follows]


                       1994     1995     1996     1997    1998     1999

    NUI                100.0    96.7     116.1    150.0   152.9    171.2

    Gas
    Utilities          100.0    113.4    137.3    162.2   182.5    194.9

    S&P 500            100.0    129.6    155.9    218.9   238.8    305.2


          Although the total return for NUI during the five-year period ending September 30, 1999 has lagged the Gas Utilities Index and the S&P 500, during the past four years current NUI's performance has been comparable to that of the gas utility industry. Based upon the indices as well as current NUI's performance shown above for the four-year period ending September 30, 1999, the total return for NUI was 77%, as compared with a total return of 71.9% for the Gas Utilities Index. The total return for the S&P 500 during this period was 135.5%. The closing price of NUI common stock on September 30, 1999 was $24.75.




     ANNUAL COMPENSATION, LONG-TERM COMPENSATION  AND ALL OTHER
     COMPENSATION

          The following table summarizes the compensation paid during fiscal year 1999 to current NUI's Chief Executive Officer and each of the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE


                          Annual Compensation          Long Term
                                                       Compensation

     Name and Principal   Fiscal  Salary     Bonus                 All Other
     Position             Year    ($)        ($)       Restricted  Compensation
                                                       Stock       ($)(2)
                                                       Awards
                                                       ($)(1)



     John Kean, Jr.       1999    290,775    210,000   523,120    5,784
     President and Chief
     Executive Officer

                          1998    261,175         --   503,120    6,302

                          1997    252,650    150,000   368,438    5,366



     A. Mark              1999    204,250    137,940   235,404    5,742
     Abramovic(3)
     Senior Vice
     President, Chief
     Operating Officer &
     Chief Financial
     Officer              1998    190,000     47,500   226,404    6,175

                          1997     15,800        --     36,844       --



     James R. Van Horn    1999    161,850    100,004    91,546    5,723
     Chief
     Administrative
     Officer, General
     Counsel and
     Secretary            1998    154,500     39,000    88,046    6,030

                          1997    143,000     66,500    85,969    4,489



     Robert F. Lurie      1999    154,775     46,770    78,468    4,643
     Vice President,
     Corporate
     Development &
     Treasurer            1998    146,475     30,280    75,468    4,426

                          1997    128,025     45,600    73,688    5,090




     Michael J. Behan     1999    152,225     77,950    91,546    4,362
     Vice President, New
     Ventures             1998    140,175     35,300    88,046    4,763

                          1997    133,325     49,400    81,056    4,616


     (1) Shares of restricted stock carry a significant risk of forfeiture. In order to earn all shares, earnings per share must increase at lease ten percent annually. The number of shares of restricted stock granted to the listed officers with respect to fiscal year 1999 is as follows: John Kean, Jr.: 20,000; A. Mark Abramovic: 9,000; James R. Van Horn: 3,500; Robert F. Lurie: 3,000; and Michael J. Behan:
     3,500. These shares will vest over a four year period as follows: 50% after two years, 25% after three years and 25% after four years. The value of the award is based upon the fair market price of the common stock at the date of grant. In 1999, awards were granted on November 22, 1999 and the fair market price for the common stock was $26.156.

     (2) Represents the employer match under qualified savings plans during fiscal year 1999.

     (3) Mr. Abramovic joined current NUI on September 2, 1997 and the compensation information for Mr. Abramovic in 1997 relates to the period of September 2, 1997 through September 30, 1997.


     Set forth below is information on current outstanding restricted stock for the listed officers as of September 30, 1999. Prior to vesting, the recipients receive dividends on these shares and have voting rights with respect to these shares.


                                                    Vesting Schedule

                        Shares      Value on      1998     Vesting    Vesting
              Date of   Remaining    9/30/99   Forfeitures  Shares     Date
    Officer   Grant     to Vest      $24.688


    John      11/28/95      3,750   $ 92,580        3,750    3,750    11/28/99
    Kean,
    Jr.

              11/15/96      7,500    185,160                 3,750    11/15/99
                                                             3,750    11/15/00
              11/24/97     11,250    277,740        3,750    3,750    11/24/99
                                                             3,750    11/24/00
                                                             3,750    11/24/01
              11/23/98     20,000    493,760                10,000    11/23/00
                                                             5,000    11/23/01
                                                             5,000    11/23/02

    A. Mark   11/24/97      3,375   $ 83,322        1,125    1,125    11/24/99
    Abramovic
                                                             1,125    11/24/00
                                                             1,125    11/24/01
              11/23/98      9,000    222,192                 4,500    11/23/00
                                                             2,250    11/23/01
                                                             2,250    11/23/02



    James R.  11/28/95        793   $ 19,578          794      793    11/28/99
    Van Horn
              11/15/96      1,600     39,501                   800    11/15/99
                                                               800    11/15/00
              11/24/97      2,625     64,806          875      875    11/24/99
                                                               875    11/24/00
                                                               875    11/24/01
              11/23/98      3,500     86,408                 1,750    11/23/00
                                                               875    11/23/01
                                                               875    11/23/02

    Robert    11/28/95        714   $ 17,627          715      714    11/28/99
    F.
    Lurie
              11/15/96      1,500     37,032                   750    11/15/99
                                                               750    11/15/00
              11/24/97      2,250     55,548          750      750    11/24/99
                                                               750    11/24/00
                                                               750    11/24/01
              11/23/98      3,000     74,064                 1,500    11/23/00
                                                               750    11/23/01
                                                               750    11/23/02

    Michael   11/28/95        838    $20,689          838      838    11/28/99
    J.
    Behan
              11/15/96      1,650     40,375                   825    11/15/99
                                                               825    11/15/00
              11/24/97      2,475     61,102          825      825    11/24/99
                                                               825    11/24/00
                                                               825    11/24/01
              11/23/98      3,500     86,408                 1,750    11/23/00
                                                               875    11/23/01
                                                               875    11/23/02


     Options and Stock Appreciation Rights

          No options or Stock Appreciation Rights (SARs) were granted during fiscal year 1999 to any of the officers listed in the Summary Compensation Table and no outstanding options or SARs were repriced in the most recent fiscal year. The table set forth below provides information concerning all currently outstanding stock options held by officers listed in the Summary Compensation Table.


               Aggregated Option/SAR Exercises in 1999 Fiscal Year
                 Option and SAR Values as of September 30, 1999



         Name       Shares    Value     Number of         Value of
                   Acquired  Realized   Securities        Unexercised
                      on       ($)      Underlying        In-the-Money
                   Exercise             Unexercised       Options/SARs
                     (#)                Options/SARs at   at FY-End
                                        FY-End(#)         Exercisable/
                                        Exercisable/      Unexercisable(1)
                                        Unexercisable


    John Kean,        --       --           5,000           $35,315
    Jr.


     (1) The Fair Market Value of the common stock as of September 30, 1999 was $24.688. Mr. Kean has an option to purchase 5,000 shares at a per share exercise price of $17.625.


     Retirement Benefit Plans

          The executive officers of current NUI earn retirement benefits that may be payable under three separate plans:

          .   current NUI's  Retirement Plan, a funded plan  in which more than  70% of current NUI's  employees are eligible  to
             participate;
          .   the  ERISA Excess Benefits Plan, an unfunded plan that is
             designed to provide benefits for those participants in the Retirement Plan for whom benefits are reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"); and
          . the Supplemental Retirement Benefits Plan, an unfunded plan that provides additional benefits to certain key employees, including those listed in the Summary Compensation Table.

          While participants in the Retirement Plan and the ERISA Excess Benefits Plan become vested in their entitlement to benefits under vesting requirements established under the Employee Retirement Income Security Act of 1974, participants in the Supplemental Retirement Benefits Plan are eligible to receive benefits from the plan only if they reach retirement age while working for current NUI.

          The Retirement Plan, which is funded entirely by current NUI, provides that a participant retiring at or after age 65 (or at or after age 62 with at least 25 years of credited service) will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1-1/2% of the participant's final average compensation (the average of the highest sixty consecutive months' base salary) multiplied by the number of years of credited service. Benefits payable to participants in the Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Code. The ERISA Excess Benefits Plan will pay the difference between the amount payable to the participant under the Retirement Plan and the amount the participant would have been paid but for the limitations imposed under Section 415 of the Code. Benefits under this plan are subject to the same terms and conditions as the benefits payable to the participant under current NUI's Retirement Plan.

          The unfunded Supplemental Retirement Benefits Plan provides that each eligible employee who reaches retirement age while working for current NUI will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 2% of the participant's final average total compensation (the average of the highest sixty consecutive months' earnings, including cash bonuses earned) multiplied by the number of years of credited service up to a maximum of 60%. Benefits otherwise payable under the unfunded Supplemental Retirement Benefits Plan are reduced by amounts payable under the Retirement Plan and the ERISA Excess Benefits Plan.


          The following table shows the maximum aggregate annual retirement benefit payable from all three plans at normal retirement age for various levels of final average compensation and years of service, assuming payment of benefits in the form of a life annuity with two years certain:


     Remuneration    10 Years       20 Years      30 Years      40 Years
         (*)

         $100,000        $20,000       $40,000       $60,000        $60,000

          150,000         30,000        60,000        90,000         90,000

          200,000         40,000        80,000       120,000        120,000

          250,000         50,000       100,000       150,000        150,000

          300,000         60,000       120,000       180,000        180,000

          350,000         70,000       140,000       210,000        210,000

          400,000         80,000       160,000       240,000        240,000

          450,000         90,000       180,000       270,000        270,000

          500,000        100,000       200,000       300,000        300,000

          550,000        110,000       220,000       330,000        330,000

          600,000        120,000       240,000       360,000        360,000


          *Average annual compensation utilized for formula purposes includes salary and cash bonus as reported on the Summary Compensation Table. The benefit amounts shown in the preceding table are not subject to any deduction for Social Security benefits or other offset amounts. The number of years of service now credited under the Retirement Plan for the participants listed in the "Summary Compensation Table" is as follows: John Kean, Jr., 14 years; A. Mark Abramovic, 2 years; James R. Van Horn, 4 years; Robert F. Lurie, 5 years; and Michael J. Behan, 21 years.

     Change in Control Agreements

          Current NUI is party to change in control agreements with certain officers, including those officers listed in the Summary Compensation Table. The purpose of these agreements is to provide key management personnel with certain financial protection in the event of a change in control of current NUI and the subsequent termination of the officer's employment. By providing this protection, current NUI helps to ensure that the efforts of key employees remain focused on current NUI's performance and the enhancement of shareholder value during rumored, potential or actual change in control situations.

          Under these agreements:

          . a covered officer becomes entitled to the payments and benefits provided for in the agreement if, within thirty-six months after the change in control,



                    1. current NUI (or its successor) terminates the employee other than for cause or as a result of the employee's death or disability; or
                    2. the employee terminates his or her employment for Good Reason (as defined in the agreement).

          . the payments to which a covered officer will be entitled in such a termination event include a payment of up to three times the officer's annual base salary plus three times the highest incentive compensation award received by the officer during the preceding thirty-six months.

          .  following termination of employment,

                    1. the officer will continue to participate in all employee benefit plans in which the officer was eligible to participate on the date of termination;
                    2.  all incentive awards not yet paid will be payable;
                    and
                    3. the spread between the exercise price and the higher of the highest bid price during the twelve months preceding termination or the highest price per share paid in connection with any change in control will be payable in cash in lieu of stock issuable upon the exercise of stock options.

           Most change in control agreements provide that in the event that any payment or benefit received under the agreement would be an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended from time to time), then the present value of all payments to be received under the agreement shall be reduced to an amount which maximizes payments but does not result in the payment of an excess parachute payment.

          The agreements with John Kean, Jr., A. Mark Abramovic and James
     R. Van Horn provide that, if any payments are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as a result of an excess parachute payment, current NUI (or its successor) shall gross-up the payments to be made to them so that the net amount shall be equal to the payments prior to the payment of any excise tax and any income taxes on the gross-up payment.

          Except as set forth above, current NUI is not party to any other employment, change in control or termination agreements with executive officers. The proposed reorganization of NUI into a holding company structure does not constitute a change in control as defined by any of the agreements described above.


                                  ANNUAL REPORT

          The Annual Report of current NUI for the fiscal year ended September 30, 1999 has been previously mailed to shareholders. Shareholders are referred to the Annual Report for financial and other information about current NUI. Current NUI will furnish without charge a copy of its most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission to any beneficial owner of Current NUI's common stock upon receipt of a written request from such person. Please direct all such requests to James R. Van Horn, Chief


     Administrative Officer, General Counsel and Secretary, 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760.


                                  OTHER MATTERS

     Solicitation of Proxies

          This solicitation is made on behalf of current NUI's board of directors. Current NUI will bear the cost of soliciting these proxies. In addition to solicitation by mail, directors, officers and employees of current NUI and its subsidiaries may solicit proxies for the annual meeting from current NUI's shareholders personally or by telephone or telegram without additional remuneration. Current NUI will also provide proxy materials to persons, firms, banks and companies holding shares in their names, or in the names of nominees which are beneficially owned by others, for transmittal to the beneficial owners. Current NUI will reimburse the record owners for their expenses related to the transmittal. Current NUI has retained the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost of $7,000 plus expenses.

     Shareholder Proposals

          You are entitled to submit proposals for consideration at current NUI's (or, if the exchange agreement has been implemented, at new NUI's) 2001 annual meeting. Shareholders who desire to submit a proposal to be considered for inclusion in the proxy statement relating to that meeting must satisfy certain information and stock ownership requirements established by the current NUI bylaws (or the new NUI bylaws) and the SEC and submit the proposal to the Secretary of current NUI (or new NUI) at 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760 to be received no later than August 31, 2000.

          Current NUI's (or new NUI's) proxies will have discretionary authority to vote on any shareholder proposal presented at the 2001 Annual Meeting by means other than inclusion in current NUI's (or new NUI's) proxy statement unless current NUI (or new NUI) has received written notice of the shareholder proposal between August 31, 2000 and September 30, 2000.


     Other Business

          The current NUI's board of directors does not intend to present any other business at the annual meeting and is not aware of any business to be presented by others. However, if any other matter is properly presented for a vote, the proxies will be voted in respect of those matters in accordance with the judgment of the person or persons acting under the proxy.

                                   By order of the board of directors


                                   JAMES R. VAN HORN
                                   Chief Administrative Officer,
                                   General Counsel and Secretary

     Bedminster, New Jersey

     February 11, 2000


     Again, we call your attention to the enclosed proxy. We would appreciate it very much if you would vote, date, sign and return it promptly, regardless of whether you plan to attend the meeting.


                                                                 EXHIBIT A

                    FORM OF AGREEMENT AND PLAN OF EXCHANGE


     This AGREEMENT AND PLAN OF EXCHANGE (this "Agreement"), dated as of
     [ ], 2000, is between NUI CORPORATION, a New Jersey corporation (the "Company") , the company whose shares will be acquired pursuant to the Exchange described herein, and NUI Holding Company, a New Jersey corporation ("NUI Holding Co."), the acquiring company. The Company and NUI Holding Co. are hereinafter referred to, collectively, as the "Companies."


                                  WITNESSETH:

          WHEREAS, the authorized capital stock of the Company consists of
     (a) 30,000,000 shares of Common Stock, without par value ("Company Common Stock"), of which 12,918,121 shares are issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, par value, of which no shares are issued and outstanding; the number of shares of Company Common Stock being subject to increase to the extent that shares reserved for issuance are issued prior to the Effective Time, as hereinafter defined;

          WHEREAS, NUI Holding Co. is a wholly owned subsidiary of the Company with authorized capital stock consisting of (a) 30 million shares of Common Stock, without par value ("NUI Holding Co. Common Stock"), of which [100] shares are issued and outstanding and owned of record by the Company and (b) 5 million shares of Preferred Stock, without par value ("NUI Holding Co. Preferred Stock"), of which no shares are issued and outstanding;


          WHEREAS, the Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and the shareholders of the Company that each share of Company Common Stock be exchanged for a share of NUI Holding Co. Common Stock with the result that NUI Holding Co. becomes the owner of all outstanding Company Common Stock and that each holder of Company Common Stock becomes the owner of an equal number of shares of NUI Holding Co. Common Stock, all on the terms and conditions hereinafter set forth; and

          WHEREAS, the Boards of Directors of the Companies have each approved and adopted this Agreement and the Board of Directors of the Company has recommended that its shareholders approve this Agreement pursuant to the New Jersey Business Corporation Act (the "Act");

          WHEREAS, the parties hereto agree that at the Effective Time (as hereinafter defined) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one share of NUI Holding Co. Common Stock (the "Exchange");

          WHEREAS, for U.S. federal income tax purposes, it is intended that the Exchange will constitute a transaction described in section 351 of the Internal Revenue Code of 1986, as amended (the "Code);


          NOW, THEREFORE, in consideration of the premises, and of the agreements, covenants and conditions hereafter contained in this Agreement, the parties agree as follows:


                                  ARTICLE 1.

          This Agreement shall be submitted to the shareholders of the Company entitled to vote with respect thereto for approval as provided by the Act.


                                  ARTICLE 2.

          Subject to the satisfaction of the terms and conditions set forth in this Agreement and to the provisions of Article VI, NUI Holding Co. agrees to file with the Secretary of State of the State of New Jersey (the "Secretary of State") a Certificate of Share Exchange (the "Certificate") with respect to the Exchange, and the Exchange shall take effect upon the effective date as specified in the Certificate (the "Effective Time").


                                  ARTICLE 3.

          a.   At the Effective Time:

          i. each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically exchanged for one share of NUI Holding Co. Common Stock, which shares shall thereupon be fully paid and non-assessable;

          ii. NUI Holding Co. shall acquire and become the owner and holder of each issued and outstanding share of Company Common Stock so exchanged;


          iii. each share of NUI Holding Co. Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall thereupon constitute an authorized and unissued share of NUI Holding Co. Common Stock;

          iv. each share of Company Common Stock held under NUI's Dividend Reinvestment and Common Stock Purchase Plan, 1988 Stock Plan, 1996 Stock Option and Stock Award Plan, 1996 Employee Stock Purchase Plan and 1996 Director Stock Purchase Plan (including fractional and uncertificated shares) immediately prior to the Effective Time shall be automatically exchanged for a like number of shares (including fractional and uncertificated shares) of NUI Holding Co. Common Stock, which shares shall be held under NUI's Dividend Reinvestment and Common Stock Purchase Plan, 1988 Stock Plan, 1996 Stock Option and Stock Award Plan, 1996 Employee Stock Purchase Plan and 1996 Director Stock Purchase Plan, as the case may be; and

          v. the former owners of Company Common Stock shall be entitled only to receive shares of NUI Holding Co. Common Stock as provided herein.

          b. As of the Effective Time, NUI Holding Co. shall succeed to the Dividend Reinvestment and Common Stock Purchase Plan as in effect immediately prior to the Effective Time, and the Dividend Reinvestment and Stock Purchase Plan shall be appropriately amended to provide for the issuance and delivery of NUI Holding Co. Common Stock on and after the Effective Time.

          c. As of the Effective Time, the 1988 Stock Plan, 1996 Stock Option and Stock Award Plan, 1996 Employee Stock Purchase Plan and 1996 Director Stock Purchase Plan shall be appropriately amended to provide for the issuance and delivery of NUI Holding Co. Common Stock on and after the Effective Time.


                                  ARTICLE 4.

          The filing of the Certificate with the Secretary of State and the consummation of the Exchange are subject to the satisfaction of the following conditions precedent:

          i. the approval by the shareholders of the Company, to the extent required by the Act, of this Agreement;

          ii. the approval for listing, upon official notice of issuance, by the New York Stock Exchange, of NUI Holding Co. Common Stock to be issued and reserved for issuance pursuant to the Exchange;

          iii. the receipt of such orders, authorizations, approvals or waivers from the New Jersey Board of Public Utilities, the Florida Public Service Commission, the North Carolina Utilities Commission, the Maryland Public Service Commission, the New York Public Service Commission, the Pennsylvania Public Utility Commission and all other regulatory bodies, boards or agencies as are required in connection with the Exchange, which orders, authorizations, approvals or waivers remain in full force and effect and do not include, in the sole judgment of the Board of Directors of the Company, unacceptable conditions; and


          iv. the receipt by the Company of a tax opinion of LeBoeuf, Lamb, Greene & MacRae L.L.P. ("LeBoeuf") satisfactory to the Board of Directors of the Company to the effect that the Exchange will be treated as a transaction described in Section 351 of the Code. In rendering such opinion, LeBoeuf shall be entitled to rely upon customary assumptions and representations of the Company and NUI Holding Company that are in form and substance reasonably satisfactory to LeBoeuf.


                                  ARTICLE 5.

          Following the Effective Time, each outstanding certificate which, immediately prior to the Effective Time, represented Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of NUI Holding Co. Common Stock. The holders of Company Common Stock at the Effective Time shall have no right to have their shares of Company Common Stock transferred on the stock transfer books of the Company, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.


                                  ARTICLE 6.

     This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Boards of Directors of the Company and of NUI Holding Co.; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected, if such amendment, modification, supplement or waiver would, in the judgment of the Board of Directors of the Company, materially and adversely affect the shareholders of the Company.

     Notwithstanding shareholder approval of this Agreement, this Agreement may be terminated and the Exchange and related transactions abandoned at any time prior to the time the Certificate is filed with the Secretary of State, if the Board of Directors of the Company determines, in its sole discretion, that consummation of the Exchange would be inadvisable or not in the best interests of the Company or its shareholders.

     IN WITNESS WHEREOF, each of the Company and NUI Holding Co., pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed as of the date first above written.

                              NUI CORPORATION


                              By: ___________________________
                              Name:
                              Title:


                              NUI HOLDING COMPANY


                              By: ___________________________
                              Name:
                              Title:

     EXHIBIT B

                                    FORM OF

                             AMENDED and RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                              NUI HOLDING COMPANY


                                   ARTICLE I

     The name of the Company is:  NUI Holding Company

                                  ARTICLE II

     The address of its registered office in the State of New Jersey is 550 Route 202-206 Bedminster, New Jersey 07921 and the name of its registered agent at that address is James R. Van Horn.

                                  ARTICLE III

     There are eight (8) Directors of the Company. Their names and addresses are:

     John Kean
     550 Route 202-206
     Bedminster, New Jersey 07921

     John Kean, Jr.
     550 Route 202-206
     Bedminster, New Jersey 07921

     Dr. Vera King Farris
     550 Route 202-206
     Bedminster, New Jersey 07921

     James J. Forese
     550 Route 202-206
     Bedminster, New Jersey 07921

     J. Russell Hawkins
     550 Route 202-206
     Bedminster, New Jersey 07921

     Dr. Bernard S. Lee
     550 Route 202-206
     Bedminster, New Jersey 07921

     R. Van Whisnand
     550 Route 202-206
     Bedminster, New Jersey 07921


     John Winthrop
     550 Route 202-206
     Bedminster, New Jersey 07921

                                  ARTICLE IV

     The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business
     Corporation Act.

                                   ARTICLE V

     The total number of shares of stock which the Company shall have authority to issue consists of 30 million shares of common stock without par value, and 5 million shares of preferred stock without par value. Shares of the Company shall not be subject to preemptive rights unless otherwise determined by the Board of Directors pursuant to the authority granted by the provisions of Article VI.

                                  ARTICLE VI

     The relative rights, preferences and limitations of a share of each class shall be as follows:

     (a)  Common Stock.

     Each holder of common stock shall be entitled upon all matters voted upon by the Shareholders to one vote for each share of common stock standing in such shareholder's name.

     The common stock is subject to all the powers, rights, privileges, preferences and priorities of the preferred stock as are stated and expressed herein and as shall be stated and expressed in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly granted to and vested in it by the provisions of this Article VI.

     (b)  Preferred Stock.

     The Board of Directors is authorized subject to limitations prescribed by law and the provisions of this paragraph to provide for the issuance of additional shares of preferred stock, in one or more series and, by filing a certificate pursuant to the applicable law of New Jersey, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (1) The number of shares constituting such series and the distinctive designation of such series;

     (2) The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;


     (3) Whether the shares of such series shall have voting rights in addition to any voting rights that may be provided by law and, if so, the terms of such voting rights;

     (4) Whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustments of the conversion rate in such events as the Board of Directors shall determine;

     (5) Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which the shares of such series shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (6) Whether the shares of such series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (7) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of such series.

     (8) Any other relative rights, preference and limitations of such series.

                                  ARTICLE VII

     (a) Except as otherwise fixed pursuant to Article VI relating to the rights of the holders of any class or series of preferred stock having a preference over the common stock as to dividends or upon liquidation, or to elect additional Directors under specified circumstances, the Board of Directors shall consist of not less than eight (8) nor more than twenty-five (25) persons; provided, however, that the authorized number of Directors may be changed to any number between eight (8) and twenty-five (25) from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized Directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

     (b) The Directors (other than those who may be elected by the holders of any class of series of preferred stock having a preference over common stock as to dividends or upon liquidation) shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the annual meeting of Shareholders to be held in 2001, another class to hold office initially for a term expiring at the annual meeting of Shareholders to be held in 2002, and another class to hold office initially for a term expiring at the annual meeting of Shareholders to be held in 2003, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the Shareholders of the Company, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of Shareholders held in the third year following the year of their election. The election of Directors need not be by ballot.



     (c) Except as otherwise fixed pursuant to the provisions of Article VI relating to the rights of the holders of any class or series of preferred stock having a preference over the common stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum of the Board of Directors. If any applicable provision of New Jersey law expressly confers power on Shareholders to fill such a directorship at a special meeting of Shareholders, such a directorship may be filled at such a meeting only by the affirmative vote of at least 75 percent of the then-outstanding shares of the voting stock, voting together as a single class (it being understood that for all purposes of this Article VII and Article XI, each share of the voting stock shall have the number of votes granted to it pursuant to Article VI or any resolution or resolutions of the Board of Directors pursuant to authority expressly granted to and vested in it by the provisions of Article VI). Any Director elected in accordance with the two preceding sentences shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of authorized Directors constituting the entire Board of Directors shall shorten the term of any incumbent Director.

     (d) Subject to the rights of the holders of any class or series of preferred stock having preference over the common stock as to dividends or upon liquidation or to elect Directors under specified circumstances, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75 percent of all of the then-outstanding shares of the voting stock, voting together as a single class. The Company must notify the Director of the grounds of his impending removal and the Director shall have an opportunity, at the expense of the Company, to present his defense to the Shareholders by a statement which accompanies or precedes the Company's solicitation of proxies to remove him.

                                 ARTICLE VIII

     Any action required or permitted to be taken by the Shareholders of the Company must be effected at an annual or special meeting of Shareholders of the Company or may be taken without a meeting if all the Shareholders entitled to vote thereon consent thereto in writing.

                                  ARTICLE IX

     Except as otherwise required by law and subject to the rights of the holders of any class or any series of preferred stock having a preference over the common stock as to dividends or upon liquidation, special meetings of Shareholders of the Company may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized Directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).


                                   ARTICLE X

     (a) A Director or officer of the Company shall not be personally liable to the Company or its Shareholders for monetary damages for breach of fiduciary duty as Director or officer, as the case may be, except to the extent that such exemption from liability or limitation of liability is not permitted under the New Jersey Business Corporation Act as currently in effect or as subsequently amended.
     No amendment to or repeal of this Article X and no amendment to or repeal or termination of effectiveness of any law permitting the exemption from or limitation of liability provided for in this
     Article X shall apply to or have any effect on the liability or alleged liability of any Director or officer for or with respect to any acts or omissions of that director or officer occurring prior to such amendment, repeal or termination of effectiveness.

     (b)(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person or anyone for whom such person is the legal representative, is or was a Director or officer of the Company or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the New Jersey Business Corporation Act or any other law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this paragraph (b), the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the New Jersey Business Corporation Act requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer of the Company (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced unless it shall ultimately be determined that such Director or officer is entitled to be indemnified under this Section or otherwise. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of Directors and officers.

     (2)  Right of Claimant to Bring Suit.  If a claim under subparagraph
     (b)(1) is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or part, the claimant shall be entitled to be paid also the expense (including, without limitation, reasonable attorney fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the New Jersey Business Corporation Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its Shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the New Jersey Business Corporation Act nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its Shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of Shareholders or disinterested Directors or otherwise.

     (4) Insurance. The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the New Jersey Business Corporation Act.

                                  ARTICLE XI

     (a) The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Shareholders herein are granted subject to this reservation.

     Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 75 percent of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Article VI, VII, VIII, IX, X or this Article XI, or any provision thereof, or any provision of the By-Laws of the Company which is to the same effect as the aforesaid Articles.

     (b)  Except as set forth in the final sentence of this subsection
     (b), the By-Laws of the Company may be altered, amended or repealed by the affirmative vote of a majority of the entire Board of Directors then in office. The By-Laws of the Company may also be altered, amended or repealed by the Shareholders, but only by an affirmative vote of the holders of at least 75 percent of all the then-outstanding shares of the voting stock, voting together as a single class. Any By-Law may provide that it may only be altered, amended or repealed by the affirmative vote of the holders of at least 75 percent of all the then-outstanding shares of the voting stock, voting together as a single class, in which event such By-Law may only be altered, amended or repealed by such vote.



     EXHIBIT C


                              NUI Holding Company

                      Incorporated Under the Laws of the
                              State of New Jersey

                                    FORM OF
                         AMENDED AND RESTATED BY-LAWS

                                   ARTICLE I

                                    OFFICES

     The principal office of the Company shall be located in the State of New Jersey. The Board of Directors may change the location of the principal office of the Company and may from time to time designate other offices at such other places, either within or without the State of New Jersey, as the business of the Company may require.

                                  ARTICLE II

                                 SHAREHOLDERS

          Section 1. Annual Meeting: The Annual Meeting of Shareholders for the election of Directors and the transaction of any other business as may properly come before such meeting shall be held at such place as shall be designated by the Board of Directors, on the fourth Tuesday of January of each year at the hour of 10:30 A.M., or on such other day at such time as shall be designated by the Board of Directors. If said day be a legal holiday, said meeting shall be held at the same hour on the next succeeding business day.

          Section 2. Special Meetings: Special Meetings of the Shareholders may be called only by the President of the Company or by the Board of Directors or as otherwise required by law. Special Meetings shall be held at such time and place as shall from time to time be designated by the Board of Directors and stated in the notice of such meeting. At a Special Meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

          Section 3. Notice of Meetings: Written notice of the place, date and hour of any Shareholders' meeting, whether annual or special, and the purpose or purposes for which the meeting is called shall be given to each Shareholder entitled to vote thereat, by mailing the same to the Shareholder at the address of the Shareholder that appears upon the records of the Company not less than ten (10) nor more than sixty (60) days prior to the date of such meeting. Notice of any adjourned meeting need not be given other than by announcement at the meeting so adjourned, unless otherwise ordered in connection with such adjournment. Such further notice, if any, shall be given as may be required by law.

          Section 4. Waiver of Notice: A written waiver of notice signed by the person entitled to notice, whether before or after the meeting, shall be deemed equivalent to notice. Attendance of a Shareholder at a meeting shall constitute a waiver of notice of such meeting, except when a Shareholder attends a meeting and, prior to the conclusion thereof, objects to the transaction of any business on the grounds that proper notice of the meeting was not given.

          Section 5. Quorum: Any number of Shareholders, together holding at least a majority of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy at any meeting duly called, shall constitute a quorum for all purposes at a meeting of Shareholders except as may otherwise be provided by law.

          Section 6. Adjournment of Meetings: If at the time for which a meeting of Shareholders has been called less than a quorum is present, the meeting may be adjourned to another time or place by a majority vote of the Shareholders present in person or by proxy and entitled to vote thereat, without notice other than by announcement at the meeting except as may otherwise be required by law. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

          Section 7. Voting: Each Shareholder entitled to vote at a meeting of the Shareholders shall be entitled to one vote for each share of stock registered in such Shareholder's name on the books of the Company on the date fixed as the record date for the determination of its Shareholders entitled to vote. In accordance with the New Jersey Business Corporation Act, each Shareholder entitled to vote at a meeting of Shareholders may authorize another person or persons to act for him by proxy, duly appointed by instrument in writing subscribed by such Shareholder. Said proxy shall not be valid for more than eleven (11) months unless a longer time is expressly provided therein. At all meetings of Shareholders all matters shall be determined by a majority vote of the Shareholders entitled to vote thereat present in person or represented by proxy except as otherwise provided by law, the Certificate of Incorporation or these By-Laws.

          Section 8.  Notice Of Shareholder Nominations And Proposed
     Business:

          (1) At any annual meeting of the Shareholders, (i) nominations for the election of directors and (ii) business to be brought before any such Shareholders' meeting may only be made or proposed (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any Shareholder of the Company who is a Shareholder of record at the time of giving of the notice provided for in this By-law, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this By-law.

          (2) Any Shareholder may nominate one or more persons for election as directors at a Shareholders' meeting or propose business to be brought before a Shareholders' meeting, or both, pursuant to clause (c) of paragraph 1 of this By-law, only if the Shareholder has given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a Shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the Shareholders' meeting; provided, however, that if less than 100 days' notice or other prior public disclosure of the date of the meeting is given or made to the Shareholders, notice by the Shareholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made. To be in proper written form a Shareholder's notice to the Secretary shall set forth as to each matter the Shareholder proposes to bring before the meeting:

          (a) a brief description of the business proposed and/or persons nominated, as applicable, and the reasons for proposing such business or making such nomination;

          (b) the name and address, as they appear on the Company's books, of the Shareholder proposing such business or making such nomination, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

          (c) the class or series and number of shares of the Company which are owned beneficially and of record by such Shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made;

          (d) with respect to any nomination, (i) a description of all arrangements and understandings between the Shareholder proposing such nomination and each nominee and any other person or persons (naming such person or persons) in connection with the nomination or nominations are to be made, (ii) the name, age, business address and residence address of such nominee, (iii) the class or series and number of shares of capital stock of the Company owned beneficially and of record by such nominee, (iv) the written consent of the proposed nominee to being named in the solicitation material and to serving as a director if elected and (v) a representation that such Shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice;

          (e) with respect to any business to be proposed, (i) a description of all arrangements or understandings between the Shareholder proposing such business and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Shareholder and any material interest of such Shareholder in such business and (ii) a representation that such Shareholder intends to appear in person or by proxy at the meeting to bring such business before the meeting; and

          (f) such other information regarding each nominee or matter of business to be proposed as would be required to be included in solicitations of proxies, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

          (3) Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at any Shareholders' meeting and no Shareholder may nominate any person for election at any Shareholders' meeting except in accordance with the procedures set forth in this By-law. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed business and/or any proposed nomination for election as director was not properly brought or made before the meeting or made in accordance with the procedures prescribed by these By-laws, and if he should so determine, he shall so declare to the meeting and any such proposed business or proposed nomination for election as director not properly brought before the meeting or made shall not be transacted or considered.

                                  ARTICLE III

                                   DIRECTORS

          Section 1. Qualifications: Directors need not be Shareholders and need not be citizens of the United States or residents of New Jersey.

          Section 2. Duties and Powers: The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, and, unless the vote of a greater number is required by law, the Certificate of Incorporation or these By-Laws, the vote of the majority of the Directors present at a meeting shall be the act of the Board of Directors in the transaction of business, provided a quorum is present. The Directors may exercise all such powers of the Company and do all such lawful acts and things as they may deem proper and as are consistent with law, the Certificate of Incorporation and these By-Laws.

          Section 3. Election: Directors shall be elected by the Shareholders at the Annual Meeting of Shareholders to hold office for the term elected and until their respective successors are elected and qualified or until their earlier resignation or removal. If the election of Directors shall not be held on the day designated by or pursuant to authority granted in these By-Laws, the Directors shall cause the same to be held as soon thereafter as may be convenient.

          Section 4. Resignation of Directors: Any Director may resign at any time upon written notice to the Company. Such resignation shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board, if any, the Chief Executive Officer, if any, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

          Section 5. Meetings: The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the Annual Meeting of the Shareholders, provided a quorum is present. Other regular meetings may be held at such times as may be determined from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, if any, the Chief Executive Officer, if any, by the President or by a majority of the Directors then in office, though less than a quorum of the Board of Directors.

          Section 6. Notice and Place of Meetings: Regular meetings of the Board of Directors may be held at such time and place as shall be designated by resolution of the Board of Directors. No notice need be given of any regular meeting of the Board. Notice of any special meeting specifying the time and place of such meeting and the business to be transacted thereat shall be served upon each Director by mail at his residence or usual place of business at least two (2) days before the day on which such meeting is to be held, or sent to him at such place by telegraph, cable, electronic communication or transmitted by way of a guaranteed overnight courier service, or delivered personally or by telephone not later than 24 hours prior to the time at which the meeting is to be held. No notice of the annual meeting shall be required if held immediately after the annual meeting of the Shareholders and if a quorum is present. Notice of a meeting need not be given to any Director who submits a signed waiver of notice before or after the meeting, nor to any Director who attends the meeting without protesting, prior to the conclusion thereof, the lack of notice.

          Section 7. Business Transacted at Meetings: Any business may be transacted and any corporate action may be taken at any regular meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by law.

          Section 8. Quorum: A majority of the entire Board of Directors then in office shall be necessary to constitute a quorum for the transaction of business. If a quorum is not present at a meeting of the Board of Directors, a majority of the Directors present may adjourn the meeting to such time and place as they may determine without notice other than announcement at the meeting until enough Directors to constitute a quorum shall attend. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any Directors.

          Section 9. Loans to and Guarantees for Directors: The Corporation may lend money to, or guarantee any obligation of, or otherwise assist, any Officer or other employee of the Corporation or of any subsidiary who is also a Director of the Corporation whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation and such loan, guarantee or other assistance is authorized by a majority of the entire Board of Directors. The Director who is to be loaned money, or whose obligation is to be guaranteed, or who is otherwise to be assisted by the Corporation, shall abstain from voting on such authorization.

          Section 10. Action Without A Meeting: Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or such committee, as the case may be, consent in writing to the adoption of a resolution authorizing the action. Such resolutions and the written consents thereto by the members of the Board or a committee shall be filed with the minutes of the proceedings of the Board or such committee as the case may be.

          Section 11. Participation By Telephone: Any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

          Section 12. Compensation: The Board of Directors may establish by resolution reasonable compensation of all Directors for services to the Company as Directors, including a fixed fee, if any, incurred in attending each meeting. Nothing herein contained shall preclude any Director from serving the Company in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

                                  ARTICLE IV

                                  COMMITTEES

          Section 1. Executive Committee: The Board of Directors, by resolution passed by a majority of the entire Board then in office, may designate five (5) or more Directors to constitute an Executive Committee to hold office at the pleasure of the Board, which Committee shall, during the intervals between meetings of the Board of Directors, have and exercise all of the powers of the Board of Directors in the management of the business and affairs of the Company, subject only to such restrictions or limitations as the Board of Directors may from time to time specify, or as limited by the New Jersey Business Corporation Act, and shall have power to authorize the seal of the Company to be affixed to all instruments which may require it. Any member of the Executive Committee may be removed at any time, with or without cause, by a resolution of a majority of the entire Board of Directors then in office. Any person ceasing to be a Director shall ipso facto cease to be a member of the Executive Committee. Any vacancy in the Executive Committee occurring from any cause whatsoever may be filled from among the Directors by a resolution of a majority of the entire Board of Directors then in office.

          Section 2. Other Committees: Other committees, whose members are to be Directors, may be appointed by the Board of Directors, which members shall hold office for such time and have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors. Any member of such a committee may be removed at any time, with or without cause, by a majority of the Board of Directors then in office. Any vacancy in a committee occurring from any cause whatsoever may be filled by a majority of the Board of Directors then in office.

          Section 3. Resignation: Any member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the Chairman of the Board, if any, the Chief Executive Officer, if any, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

          Section 4. Quorum: A majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall have no powers as such.

          Section 5. Record of Proceedings: Each committee shall keep a record of its acts and proceedings and shall report the same to the Board of Directors at its next meeting following such Committee meeting.

          Section 6. Organization, Meetings. Notices: A committee may hold its meetings at the principal office of the Company, or at any other place upon which a majority of the committee may at any time agree. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Notice of a special meeting of such Committee may be given by the Secretary or by the chairman of the Committee and shall be sufficiently given if mailed to each member at his residence or usual place of business at least five (5) days before the day on which the meeting is to be held, or if sent to him at such place by telegraph, cable, electronic communication or delivered personally or by telephone not later than 24 hours prior to the time at which the meeting is to be held.

          Section 7. Compensation: The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.


                                   ARTICLE V

                                   OFFICERS

          Section 1. Number: The Officers of the Company shall be a President, a Secretary and a Treasurer and such other officers as may be appointed in accordance with the provisions of Section 3 of this
     Article V. The Board of Directors, in its discretion, may also elect a Chairman of the Board of Directors or a Chief Executive Officer or both.

          Section 2. Election. Term of Office and Qualifications: The Officers, except as provided in Section 3 of this Article V, shall be elected annually by the Board of Directors immediately after the Annual Meeting of Shareholders. Each such Officer shall, except as herein otherwise provided, hold office until the election and qualification of his successor or until his earlier resignation or removal. Any two or more offices may be held by the same person, except the offices of the President and Secretary.

          Section 3. Other Officers: Other Officers, including, but not limited to, one or more Vice-Chairmen, divisional Officers, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents, Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer, Assistant Secretaries and Assistant Treasurers, may from time to time be appointed by the Board of Directors, which other officers shall have such powers and perform such duties as may be assigned to them by the President unless otherwise directed by the Board. All such Officers shall be corporate Officers of the Company with the power to bind the Company by acts within the scope of their authority, which authority shall include, but not be limited to, the execution and deliverance of any contract, conveyance or other instrument necessary in the ordinary course of business.

          Section 4. Removal of Officers: Any Officer of the Company may be removed from office, with or without cause, by a vote of a majority of the Board of Directors then in office. The removal of an Officer shall be without prejudice to his contract rights, if any. Election or appointment of an Officer shall not of itself create contract rights.

          Section 5. Resignation: Any Officer of the Company may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Secretary. The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

          Section 6. Filling of Vacancies: A vacancy in any office shall be filled by the Board of Directors.

          Section 7. Compensation: The compensation of the Officers shall be fixed by the Board of Directors, or by any committee or Officer upon whom power in that regard may be conferred by the Board of Directors.

          Section 8. Chairman of the Board of Directors: The Chairman of the Board of Directors, if one is elected, shall be a Director and shall preside at all meetings of the Board of Directors and of the Shareholders at which the Chairman shall be present. In the absence of the Chairman of the Board, the Director or Officer designated by the Chairman shall perform and carry out the functions of the Chairman of the Board.

          Section 9. President: The President shall, subject only to the direction and control of the Board of Directors or the Executive Committee, have responsibility for the general management of the business affairs and property of the Company, and of its several Officers, and shall, subject only as aforesaid, have and exercise all such powers and discharge such duties as usually pertain to the office of President. The President shall perform such duties as may be assigned from time to time by the Board of Directors.

          Section 10. Chief Executive Officer: The Chief Executive Officer, if one is elected, shall have such duties and responsibilities and shall report to such persons as the Board of Directors shall determine from time to time.

          Section 11. Secretary: The Secretary shall attend all meetings of the Board of Directors and of the Shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for any committee appointed by the Board. The Secretary shall give or cause to be given notice of all meetings of Shareholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the President or the Board of Directors. The Secretary shall keep in safe custody the seal of the Company and affix it to any instrument when so authorized by the Board of Directors. In the absence of a Secretary, an Assistant Secretary may act in the Secretary's place.

          Section 12. Treasurer: The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and Directors at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Company. The Treasurer may be required to give bond for the faithful discharge of his duties. In the absence of a Treasurer, an Assistant Treasurer may act in his place. The Treasurer shall perform such other duties as may be prescribed by the President or the Board of Directors.

                                  ARTICLE VI

                                 CAPITAL STOCK

          Section 1. Issue of Certificates of Stock: Certificates of capital stock shall be in such form as shall be approved by the Board of Directors. The Board of Directors may also provide that some or all of the shares of any class or series shall be represented by uncertificated shares. Certificated shares shall be numbered in the order of their issue, and shall be signed, either manually or by facsimile signature, by either the Chairman of the Board or the President or the Secretary and the seal of the Company or a facsimile thereof shall be impressed, affixed or reproduced thereon. In case any Officer or Officers who shall have signed any such certificate or certificates shall cease to be such Officer or Officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be adopted by the Company and be issued and delivered as though the person or persons who signed such certificate or certificates have not ceased to be such Officer or Officers of the Company.

          Section 2. Registration and Transfer of Shares: The name of each person owning a share of the capital stock of the Company shall be entered on the books of the Company together with the number of shares held by such person, the numbers of the certificates covering such shares and the dates of issue of such certificates. The shares of stock of the Company shall be transferable on the books of the Company by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment of power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Company or its Agents may reasonably require. A record shall be made of each transfer.

          The Board of Directors may make other and further rules and regulations concerning the transfer and registration of certificates of stock.


          Section 3. Lost, Destroyed and Mutilated Certificates: The holder of any stock of the Company shall immediately notify the Company of any loss, theft, destruction or mutilation of the certificates thereof. The Company may issue a new certificate of stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen or destroyed, and the Board of Directors or its agent may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or his legal representatives, to give the Company a bond, in such sum not exceeding double the value of the stock and with such surety or sureties as they may require, to indemnify it against any claim that may be made against it in connection with the issue of such new certificate.


                                  ARTICLE VII

                           MISCELLANEOUS PROVISIONS

          Section 1. Fiscal Year: The fiscal year of the Company shall commence on the first day of October and end on the last day of September.


          Section 2. Corporate Seal: The corporate seal shall be in such form as approved by the Board of Directors and may be altered at its pleasure. The corporate seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

          Section 3. Notices: Except as otherwise expressly provided, any notice required by these By-Laws to be given shall be sufficient if given by depositing the same in a post office or letter box in a sealed wrapper with first-class postage prepaid thereon and addressed to the person entitled thereto at his address, as the same appears upon the books of the Company, or by electronically communicating the notice to such person at such address or by transmitting the same by way of a guaranteed overnight courier service; and such notice shall be deemed to be given at the time it is mailed, electronically communicated or so transmitted.

          Section 4. Contracts, Checks, Drafts: The Board of Directors, except as may otherwise be required by law, may authorize any Officer or Officers, Agent or Agents, in the name of and on behalf of the Company to enter into any contract or execute or deliver any instrument. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company, shall be signed by such Officer or Officers, Agent or Agents of the Company, and in such manner as shall be designated from time to time by resolution of the Board of Directors.

          Section 5. Deposits: All funds of the Company shall be deposited from time to time to the credit of the Company in such bank or banks, trust companies or other depositories as the Board of Directors may select, and, for the purpose of such deposit, checks, drafts, warrants and other orders for the payment of money which are payable to the order of the Company, may be endorsed for deposit, assigned and delivered by any Officer of the Company, or by such Agents of the Company as the Board of Directors, the Chairman of the Board, if any, the Chief Executive Officer, if any, or the President may authorize for that purpose.


          Section 6. Voting Stock of Other Companies: Except as otherwise ordered by the Board of Directors or the Executive Committee, the Chairman of the Board, if any, the Chief Executive Officer, if any, or the President shall have full power and authority on behalf of the Company to attend and to act and to vote at any meeting of the Shareholders of any corporation of which the Company is a shareholder and to execute a proxy to any other person to represent the Company at any such meeting, and at any such meeting the Chairman of the Board, if any, the Chief Executive Officer, if any, or the President or the holder of any such proxy, as the case may be, shall possess and may exercise any and all rights and powers incident to ownership of such stock and which, as owner thereof, the Company might have possessed and exercised if present. The Board of Directors or the Executive Committee may from time to time confer like powers upon any other person or persons.


                                 ARTICLE VIII

                                  AMENDMENTS

          Except as set forth in the final sentence of this ARTICLE VIII, these By-Laws may be altered, amended or repealed by the affirmative vote of a majority of the entire Board of Directors then in office. These By-Laws may also be altered, amended or repealed by the Shareholders, but only by an affirmative vote of the holders of at least 75 percent of all the then-outstanding shares of the voting stock, voting together as a single class. Any By-Law may provide that it may only be altered, amended or repealed by the affirmative vote of the holders of at least 75 percent of all the then-outstanding shares of the voting stock, voting together as a single class, in which event such By-Law may only be altered, amended or repealed by such vote.



         PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


         ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          (i) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such persons' duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefits. New NUI's certificate of incorporation includes limitations on the liability of officers and directors to the full extent permitted by New Jersey law.

          (ii) Indemnification of Directors, Officers, Employees and Agents. Under Article X (b)(1) of its certificate of incorporation, New NUI must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney's fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Under Section 14A:3-5(5) of the New Jersey Business Corporation Act, determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the board of directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares entitled to vote thereon, if a resolution of the board of directors or of the Shareholders so directs. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty in the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

          (iii) Insurance. Under Article X (b)(4) of its certificate of incorporation, New NUI's directors and officers may be insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

     ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)       The following exhibits are filed herewith:

         2     Form of Agreement and Plan of Exchange (Appendix I to the
                    Proxy Statement and Prospectus).
         3(a)  Form of Amended and Restated Certificate of Incorporation
               of NUI Holding Co. (Appendix II to the Proxy Statement
               and Prospectus).
         3(b)  Form of Amended and Restated By-laws of NUI Holding Co.
               (Appendix III to the Proxy Statement and Prospectus).
         3(c)  Amended and Restated Certificate of Incorporation of NUI
               Corporation ("NUI") (incorporated by reference to Exhibit
               A to NUI's Proxy Statement (File No. 8353), dated
               February 8, 1991, filed February 12, 1991).
         3(d)  Certificate of Amendment of Restated Certificate of
               Incorporation of NUI Corporation (incorporated by
               reference to Exhibit 3(ii) of NUI's Annual Report on Form
               10-K for the fiscal year ended September 30, 1997 (File
               No. 8353), dated September 30, 1997).
         3(e)  By-laws of NUI, as amended and restated (incorporated by reference to Exhibit 3(ii) of NUI's Annual Report on Form
               10-K for the year ended September 30, 1997 (File No.
               8353, dated September 30, 1997).
         5     Opinion of James R. Van Horn, Esq.
         8     Tax opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
         23(a) Consent of James R. Van Horn, Esq. (included as part of
               Exhibit 5)
         23(b) Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
               (included as part of Exhibit 8).
         23(c) Consent of Arthur Andersen LLP.
         24    Power of Attorney.
         99    Form of Proxy.

         (b) The financial statement schedules are incorporated by reference from NUI's Annual Report on Form 10-K for the year ended September 30, 1999.



         ITEM 22.   UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
          (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

               (5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

               (7) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

               (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in
     Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                     SIGNATURES

         The Registrant

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, on February 9, 2000.

                                   NUI HOLDING COMPANY

                                   By: /s/James R. Van Horn
                                   James R. Van Horn
                                   Vice President, General Counsel and
                                   Corporate Secretary

         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signatures               Capacity            Date


          */s/ John Kean, Jr.
          John Kean, Jr.           President, Chief    February 9, 2000
                                   Executive Officer
                                   and Director
                                   (Principal
                                   Executive Officer)
          */s/ John Kean
          John Kean                Chairman and        February 9, 2000
                                   Director
          */s/ A. Mark Abramovic
          A. Mark Abramovic        Senior Vice         February 9, 2000
                                   President, Chief
                                   Operating Officer,
                                   Chief Financial
                                   Officer and
                                   Director
                                   (Principal
                                   Financial Officer
                                   and Chief
                                   Accounting
                                   Officer)
          * James R. Van Horn, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed as exhibits herewith.


                                             /s/ James R. Van Horn
                                             James R. Van Horn,
                                             Attorney-in-Fact


         Exhibit Index

         Exhibit
         Number

         2              Form of Agreement and Plan of Exchange
                        (Appendix I to the Proxy Statement and
                        Prospectus).
         3(a)           Form of Amended and Restated Certificate of
                        Incorporation of NUI Holding Co. (Appendix II
                        to the Proxy Statement and Prospectus).
         3(b)           Form of Amended and Restated By-laws of NUI
                        Holding Co. (Appendix III to the Proxy
                        Statement and Prospectus).
         3(c)           Amended and Restated Certificate of
                        Incorporation of NUI Corporation ("NUI")
                        (incorporated by reference to Exhibit A to
                        NUI's Proxy Statement (File No. 8353), dated
                        February 8, 1991, filed February 12, 1991).
         3(d)           Certificate of Amendment of Restated
                        Certificate of Incorporation of NUI Corporation
                        (incorporated by reference to Exhibit 3(ii) of
                        NUI's Annual Report on Form 10-K for the fiscal
                        year ended September 30, 1997 (File No. 8353),
                        dated September 30, 1997).
         3(e)           By-laws of NUI, as amended and restated
                        (incorporated by reference to Exhibit 3(ii) of
                        NUI's Annual Report on Form 10-K for the year
                        ended September 30, 1997 (File No. 8353, dated
                        September 30, 1997).
         5              Opinion of James R. Van Horn, Esq.
         8              Tax opinion of LeBoeuf, Lamb, Greene & MacRae,
                        L.L.P.
         23(a)          Consent of James R. Van Horn, Esq. (included as
                        part of Exhibit 5)
         23(b)          Consent of LeBoeuf, Lamb, Greene & MacRae,
                        L.L.P. (included as part of Exhibit 8).
         23(c)          Consent of Arthur Andersen LLP.
         24             Power of Attorney.
         99             Form of Proxy.